UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Financial Engines, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1050 Enterprise Way, 3rd Floor

Sunnyvale, California 94089

(408) 498-6000

April 4, 2016

Dear Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 2:00 p.m., Pacific Time, on Tuesday, May 17, 2016, at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, CA 94304.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading this Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting by telephone or via the Internet. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

Lewis E. Antone, Jr.

Acting General Counsel and Secretary

FINANCIAL ENGINES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2016

To Our Stockholders:

Financial Engines, Inc. will hold its Annual Meeting at 2:00 p.m., Pacific Time, on Tuesday, May 17, 2016, at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, CA 94304. We are holding this Annual Meeting:

•	to elect Class III directors to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants;

•	to approve the amendment and restatement of our 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on March 21, 2016 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089.

It is important that your shares are represented at this Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card, or vote by telephone or via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Lewis E. Antone, Jr.

Acting General Counsel and Secretary

Sunnyvale, California

April 4, 2016

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 17, 2016.

Our Proxy Statement for our 2016 Annual Meeting, along with the proxy card, our Annual Report to Stockholders for the fiscal year ended December 31, 2015 and our Annual Report on Form 10-K are available on our website at www.financialengines.com.

Page
Narrative to 2015 Summary Compensation Table and Grants of Plan-Based Awards	40
2015 Outstanding Equity Awards at Fiscal Year End	41
2015 Option Exercises and Stock Vested	42
Potential Payments Upon Termination or Change in Control	43
Termination and Change of Control Table	44
2016 Executive Severance and Change in Control Policy	44

AUDIT COMMITTEE REPORT	46

PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	47

Required Vote	47
Principal Accounting Fees and Services	47
Audit Committee Pre-Approval Policies and Procedures	48

PROPOSAL 3 APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2009 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER	49

Share Request	50
Key Data	51
Summary of the 2009 Stock Incentive Plan	51
Summary of Federal Income Tax Consequences	57
Tax Effect for our Company	58
New Plan Benefits	59
Required Vote	60
Interests of Directors	60

EQUITY COMPENSATION PLAN INFORMATION	61

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	62

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS	62

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS	62

OTHER MATTERS	64

APPENDIX A AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN	A-1

2015 at a Glance

Financial Engines had solid results for fiscal 2015, and we believe our fundamentals were good in the face of volatile markets:

•	9.3 million participants now have access to our services;
•	two of America’s largest plan sponsors began offering Financial Engines to their 400,000+ plan participants;
•	our AUM increased approximately $7 billion from employees and employers making contributions to their 401(k) accounts;
•	our total addressable market increased with the additions of Empower Retirement and Wells Fargo provider agreements; and
•	professional management revenue reached $277 million, an increase of 13% from 2014.

Key Operating Metrics as of December 31, 2015:1

•	Assets under contract (AUC) were $987 billion.
•	Assets under management (AUM) were $113.4 billion.
•	Members in Professional Management were over 932,000.
•	Asset enrollment rates across all employer plans was 11.5%[2].

2016 Acquisition of The Mutual Fund Store

In February 2016, we closed our acquisition of The Mutual Fund Store, or TMFS, a registered investment advisor providing personalized financial planning and objective, fiduciary advice through advisors in approximately 125 locations across the United States. At closing, we issued approximately 9.9 million newly-issued shares of Financial Engines common stock and paid approximately $250 million in cash. At the time of closing, The Mutual Fund Store had over $9.7 billion in assets under management.

Immediately following the closing, Warburg Pincus became one of Financial Engines’ largest stockholders with a beneficial ownership of approximately 13%. We welcomed Michael Martin, a managing director of Warburg Pincus, to the Financial Engines Board of Directors.

With the acquisition, we increased our employee base by over 56%, as more than 300 new personnel joined the nearly 530 employees in the Financial Engines family, for a combined workforce of over 830 employees. Each of the new TMFS employees received an initial equity grant, as is our practice, which diminished our available share pool. Going forward, our growing company will have a greatly increased need for equity to motivate and retain our employees in an increasingly competitive employment market.

We Request Your Vote

•	In Proposal 1, you will see Heidi K. Fields, Joseph A. Grundfest and Michael E. Martin nominated for election as Class III directors to serve until the 2019 Annual Meeting of Stockholders.

•	In Proposal 2, we request your ratification of the appointment of KPMG LLP as our independent registered public accountants.

•	In Proposal 3, we request your approval of 9.5 million additional shares for our 2009 Stock Incentive Plan.

1 Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.

2 Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2015.

This summary highlights information contained elsewhere in this proxy statement. For more complete information about these topics, please review our annual report on Form 10-K and the entire proxy statement.

FINANCIAL ENGINES, INC.

1050 Enterprise Way, 3rd Floor

Sunnyvale, California 94089

(408) 498-6000

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Financial Engines, Inc., a Delaware corporation, of proxies to be used at our 2016 Annual Meeting, referred to as the Annual Meeting, and any adjournments or postponements thereof. Our Annual Meeting will be held at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, CA 94304 at 2:00 p.m., Pacific Time, on Tuesday, May 17, 2016. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 4, 2016.

Appointment of Proxy Holders

Our Board asks you to appoint Lawrence M. Raffone, Raymond J. Sims and Lewis E. Antone, Jr. as your proxy holders to vote your shares at the Annual Meeting. You may make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on March 21, 2016, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on March 21, 2016, we had 61,655,858 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of March 21, 2016. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either by telephone, via the Internet, by mail or in person as described below. Our Board recommends that you vote by telephone, via the Internet or by mail as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the voting instructions on the voting instruction card received.

Voting by Telephone or via the Internet. You can vote by proxy over the telephone or via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you received.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by telephone, via the Internet or by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the ratification of the appointment of independent registered public accountants and FOR the approval of an amendment and restatement of our 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees for Class III directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our Bylaws provide that such director will voluntarily tender his or her resignation for consideration by the nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of March 21, 2016, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratification of the appointment of independent registered public accountants) is considered a routine matter. Proposal 1 (election of directors) and Proposal 3 (approval of the amendment and restatement of our 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder) are not considered routine matters, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposals 1 or 3, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposals 1 or 3.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws provide for a Board of Directors consisting of not fewer than seven (7) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at ten (10) members and will be automatically reduced to nine (9) members upon the commencement of our Annual Meeting.

Our Board is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Blake R. Grossman, Robert A. Huret and Lawrence M. Raffone, and their terms will expire at the annual meeting of stockholders to be held in 2017.

•	Our Class II directors are E. Olena Berg-Lacy, John B. Shoven and David B. Yoffie and their terms will expire at the annual meeting of the stockholders to be held in 2018.

•	Our Class III directors are Heidi K. Fields, Joseph A. Grundfest, Paul G. Koontz and Michael E. Martin and their terms will expire at the Annual Meeting.

Mr. Koontz has informed us that he does not intend to stand for re-election at the Annual Meeting. Accordingly, three Class III directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2019 or until their successors are elected and qualified. Mr. Martin has been nominated to serve as a director pursuant to a stockholders agreement described below under “Corporate Governance —Director Nominations — Stockholders Agreement.”

Our Board, upon the recommendation of the nominating and corporate governance committee, selected Heidi K. Fields, Joseph A. Grundfest and Michael E. Martin as nominees for election as Class III directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the three nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

In accordance with Securities and Exchange Commission, or SEC, regulations, the names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should serve on our Board, are set forth below.

Heidi K. Fields has served as a director since November 2008. She was the Executive Vice President and Chief Financial Officer of Blue Shield of California from September 2003 until her retirement in December 2012. Prior to joining Blue Shield of California, she served as Executive Vice President and Chief Financial Officer of Gap, Inc. from 1999 to January 2003. From 1995 to 1999, Ms. Fields served as the Chief Financial Officer of ITT Industries, Inc. She has also held senior financial management positions at General Motors Corporation, including Vice President and Treasurer during her 16-year tenure from 1979 to 1995. Ms. Fields has served as a director of Halyard Health since 2014 and Agilent Technologies Inc. since 2000. Ms. Fields received an MBA in Finance/Accounting from Columbia Business School and a bachelor’s degree in Russian Language from Georgetown University.

Ms. Fields’ experience as a chief financial officer and her background of senior financial management positions with several large corporations brings to our Board in-depth knowledge of financial best practices as well as financial reporting requirements. In addition, she provides insight into how large employers view investment management services for their employees. Ms. Fields’ status as a financial expert under SEC guidelines and her sophistication with corporate finances offer valuable insight to our management and our Board in her position as chair of our audit committee.

Joseph A. Grundfest is one of our founders and has served as a director since our inception in June 1996. Mr. Grundfest has not been an employee of our Company and has no operational involvement with our Company. Mr. Grundfest joined the faculty of Stanford Law School in January 1990 where he is the William A. Franke Professor of Law and Business. He is also senior faculty of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University, and co-director of Director’s College, a venue for the continuing professional education of directors of publicly traded corporations. Prior to joining Stanford Law School, Mr. Grundfest was a Commissioner of the U.S. Securities and Exchange Commission from 1985 to 1990. He is also a member of the Securities and Exchange Commission’s Investor Advisory Committee. Mr. Grundfest, who serves on the board of KKR, LLC (the managing partner of KKR LP, a publicly-traded entity), is currently the chairman of the board nominating committee of the NASDAQ Stock Market. Mr. Grundfest received a juris doctorate from Stanford Law School and a bachelor’s degree in Economics from Yale University.

As a professor of law and business, as well as holding senior positions at the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University and of Director’s College, Mr. Grundfest brings to our Board significant corporate governance expertise. We also benefit greatly from Mr. Grundfest’s status as a financial expert under SEC guidelines. In addition, as one of our co-founders, he has extensive knowledge of our strategies, business and culture and has a long-established history of providing valuable insight to our Board.

Michael E. Martin is a Partner of Warburg Pincus & Co. and a Managing Director of the private equity firm Warburg Pincus LLC, where he is head of its financial services group and a member of its Executive Management Group. Prior to joining Warburg Pincus & Co. and Warburg Pincus LLC in March 2009, Mr. Martin was President of Brooklyn NY Holdings, LLC, a private investment company, from March 2006 to December 2008. Mr. Martin worked at UBS Investment Bank from March 2002 to March 2006, where he served as a Vice Chairman and Managing Director of UBS Investment Bank and a member of its Board of Directors and Global Executive Committee. He held senior positions at the investment bank Credit Suisse First Boston from August 1987 to March 2002. From January 1983 to July 1987 he practiced corporate law at the law firm of Wachtell, Lipton, Rosen & Katz. Mr. Martin served on the Board of Directors of National Penn Bancshares, Inc. from February 2011 to March 2015, Primerica, Inc. from April 2010 to May 2014, SLM Corporation from May 2008 to May 2012 and BPW Acquisition Corp. from March 2008 to March 2010. He is currently a Director of Aeolus Re, DBRS, Mariner Finance, Source and Triton Container International. Mr. Martin received a B.A. in economics from Claremont Men’s College and a J.D. from Columbia University School of Law.

Mr. Martin’s experience in the financial services industry as well as his service on private and public boards of directors provide extensive, relevant expertise to our Board.

Required Vote

The three nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our Bylaws provide that such director will voluntarily tender his or her resignation for consideration by the nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our Board recommends a vote FOR the election of Heidi K. Fields, Joseph A. Grundfest and Michael E. Martin as Class III directors of Financial Engines.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of February 29, 2016, with the exception of Mr. Koontz, who has informed us that he will not stand for re-election;

Name	Age	Position
Lawrence M. Raffone	52	Chief Executive Officer, President and Director

Raymond J. Sims	65	Executive Vice President. Chief Financial Officer and Chief Risk Officer

Christopher L. Jones	48	Executive Vice President, Investment Management and Chief Investment Officer

Anne Tuttle Cappel	54	Executive Vice President, General Counsel and Secretary

Kelly S. O’Donnell	48	Executive Vice President, Business Operations and Corporate Marketing

Michael J. Campbell	48	Executive Vice President, Technology

Chung Meng Cheong	42	Executive Vice President, Product and Consumer Marketing

Paul A. Gamble	47	Executive Vice President, Distribution and Institutional Services

Gina M. Cruse	51	Executive Vice President, Human Resources

John B. Bunch	49	Executive Vice President, Financial Engines

Jeffrey C. Grace	53	Vice President, Controller and Principal Accounting Officer

Blake R. Grossman(2)	53	Chairman of the Board

Michael E. Martin(2)	60	Director

E. Olena Berg-Lacy(3)	66	Director

Heidi K. Fields(1)(4)	61	Director

Joseph A. Grundfest(1)(3)(4)	64	Director

Robert A. Huret(1)(2)(4)	70	Director

John B. Shoven(2)(3)	68	Director

David B. Yoffie(3)	61	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

The following presents biographical information for each of our executive officers, including our named executive officers, or NEOs, and directors listed above in the table, other than the nominees whose information is on pages 4 and 5 of this Proxy Statement. In accordance with SEC regulations, with respect to our directors, the biographical information includes the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

Lawrence M. Raffone has served as our President and Chief Executive Officer and as a director since January 2015, and previously served as our President from November 2012 through December 2014. Prior to November 2012, Mr. Raffone held the position of Executive Vice President, Distribution and Institutional Services from January 2001 until November 2012. Prior to joining us, Mr. Raffone served as the executive vice president of Fidelity Investments Institutional Brokerage Group, a division of Fidelity Investments. Mr. Raffone received an MBA from Babson College and a bachelor’s degree in Marketing from Bryant University.

Mr. Raffone’s tenure at Financial Engines in our sales, distribution and institutional services organization, as President leading our services and marketing organizations, and now as our President and Chief Executive Officer brings to our Board a unique and extensive understanding of the clients we serve, our Company, the strategic choices we have made and our long-term strategy. Mr. Raffone possesses an in-depth knowledge of our industry as well as leadership, corporate development and operational experience. We also believe it is important that our Chief Executive Officer serve on our Board and that his membership helps to achieve our objective of a Board composed of experienced and dedicated individuals with a diversity of backgrounds, skills and perspectives.

Raymond J. Sims has served as our Executive Vice President, Chief Financial Officer and Chief Risk Officer since January 2014 and as our Executive Vice President and Chief Financial Officer since August 1999. Before joining us, Mr. Sims served at Raychem Corporation, a technology company, as Senior Vice President, Chief Financial Officer and Treasurer from 1993 to 1999, as Vice President and Treasurer from 1985 to 1993 and as Director, Internal Audit from 1982 to 1984. Mr. Sims is a Certified Public Accountant, Personal Financial Specialist and Chartered Global Management Accountant. He received an MBA from the Harvard Business School and a bachelor’s degree in Business and Economics from Lehigh University.

Christopher L. Jones has served as our Executive Vice President, Investment Management and Chief Investment Officer since January 2006, as our Executive Vice President, Investment Management from May 2001 to January 2006, as our Vice President, Financial Research & Strategy, from January 1998 to May 2001, and as our Director of Financial Research from December 1996 to January 1998. Prior to joining us, Mr. Jones served as a consultant at Cornerstone Research, an economic and financial consulting firm. Mr. Jones received a master’s degree in Business Technology and Engineering-Economic Systems and a bachelor’s degree in Economics from Stanford University.

Anne Tuttle Cappel has served as our Executive Vice President, General Counsel and Secretary from March 2009 to April 2016. Ms. Tuttle Cappel joined us in November 2003 as Director and Associate General Counsel and served as our Director, Acting General Counsel and Secretary from August 2005 to March 2006 and as our Vice President, General Counsel and Secretary from March 2006 to March 2009. Prior to joining us, she served as Vice President and Assistant General Counsel at Loomis Sayles & Company, L.P., a federally registered investment advisor, overseeing a 12-person compliance team, from April 2000 to October 2003. Ms. Tuttle Cappel received a juris doctorate from Boston University School of Law and a bachelor’s degree in Economics from Yale University.

Kelly S. O’Donnell has served as our Executive Vice President, Business Operations and Corporate Marketing since March 2015, as Executive Vice President, Corporate and Institutional Marketing from September 2014 to March 2015, as our Executive Vice President of Marketing from January 2013 to September 2014 and as our Vice President of Marketing from July 2007 to January 2013. From October 2006 to June 2007, she served as our Senior Director of Channel Marketing and as our Director of Customer Acquisition and Retention from June 2003 to September 2006. Prior to joining us, she was Director of Consulting and an analyst for Cerulli Associates from June 1998 to June 2003. Ms. O’Donnell was also a litigation assistant at A. G. Edwards & Sons from May 1996 to July 1997 and a manager and associate at Coopers & Lybrand from August 1989 to May 1996. Ms. O’Donnell received a bachelor’s degree in Accountancy from the University of Missouri.

Michael J. Campbell has served as our Executive Vice President, Technology since April 2014, as our Vice President, Software Development from November 2002 to April 2014, and as Director, Software Development from August 1999 to November 2002. Prior to joining us, Mr. Campbell served in various management and software development roles for the Aion product line, an expert systems development tool, at Platinum Technology. Mr. Campbell received a bachelor’s degree in Symbolic Systems from Stanford University.

Chung Meng Cheong has served as our Executive Vice President, Product and Consumer Marketing since September 2014 and our Executive Vice President of Customer Experience from April 2014 to September 2014.

Prior to joining us, Mr. Cheong served as the Chief Product Officer at 33Across, an advertising technology company, from May 2012 until April 2014 and as the Vice President, Advertising and Publisher Products at YP Holdings, formerly AT&T Interactive, a local ad agency and ad network, from March 2009 until May 2012. Mr. Cheong received a MBA from the Massachusetts Institute of Technology and a bachelor’s degree in Economics and a bachelor’s of science degree in Statistics from the University of Auckland, New Zealand.

Paul A. Gamble has served as Executive Vice President, Distribution and Institutional Services since April 2015. Prior to joining us, Mr. Gamble served as Managing Director, Head of F-Squared Institutional and Retirement Solutions from May 2013 to March 2015. Mr. Gamble previously served as Financial Engines’ Executive Vice President, Distribution and Institutional Services from November 2012 to May 2013 and as Vice President, National Sales from April 2004 to November 2012. Prior to those roles, Mr. Gamble served as Financial Engines’ National Director of Business Development from April 2002 to April 2004 and Regional Sales Director from June 2000 to April 2002. Prior to joining Financial Engines, Mr. Gamble served as Vice President of Institutional Retirement Sales at Scudder Investments from June 1998 to June 2000. From January 1996 to May 1998, he was Vice President of Institutional Retirement Sales at Fidelity Investments. Mr. Gamble received a bachelor’s degree in Psychology from the College of Wooster.

Gina M. Cruse has served as our Executive Vice President, Human Resources since March 2015. Prior to joining us, Ms. Cruse served as the Vice President of Human Resources at Saba, a cloud-based intelligent talent management solution company, from November 2011 until February 2015, and as the Group Director of Human Resources at Cadence Design Systems, a leader in global electronic design innovation, from December 1999 until October 2011. Ms. Cruse studied business at Mission College, Santa Clara, California.

John B. Bunch has served as Executive Vice President, Financial Engines and as the President of both of our investment advisory subsidiaries, Financial Engines Advisors L.L.C. and The Mutual Fund Store, LLC, since February 2016. Prior to joining us, Mr. Bunch held the position of Chief Executive Officer at The Mutual Fund Store from February 2012 to January 2016. He also served as President, Retail Distribution at TD Ameritrade from June 2007 to February 2012 and as Head of Branches at TD Ameritrade from January 2006 to June 2007. From 2004 to January 2006, he served as the Executive Vice President of Branch Distribution for TD Waterhouse. Prior to this, he served as Divisional Senior Vice President at Charles Schwab & Co from 2002 to 2004 and held other leadership roles at Charles Schwab & Co. from 1993 to 2002. Mr. Bunch attended the University of Iowa and the University of Michigan’s Ross School of Business.

Jeffrey C. Grace has served as our Vice President, Controller and Principal Accounting Officer since May 2010. Mr. Grace joined us in January 2010 as our Vice President and Corporate Controller. Prior to joining us, beginning in July 2007, Mr. Grace was Chief Financial Officer for Christensen & Giannini. He also held senior financial management positions, including Chief Financial Officer and Director for Language Line Services, Inc. from 2004 to 2007 and Vice President of Finance & Principal Accounting Officer for Excelligence Learning Corporation from 1997 to 2004. Mr. Grace began his career with Deloitte & Touche LLP. He is a Certified Public Accountant and received a bachelor’s degree in Finance from California State University, Los Angeles.

E. Olena Berg-Lacy has served as a director since July 1998 and as a consultant from July 1998 until December 2007 and from October 2009 until December 2011. She has served as a director of Bentall Kennedy, a private real estate investment advisor company, from September 2012 to October 2015. Ms. Berg-Lacy was a partner with Fiduciary Benchmarks, Inc. from September 2007 to March 2008. Ms. Berg-Lacy was a member of the Board of Trustees for the GM/UAW Trust for Retiree HealthCare from March 2006 to January 2009 and the UAW Trust for Retiree Health Benefits from January 2009 to January 2012. She has been a director, chair of the finance committee, and a consultant to the non-profit Pension Rights Center since 2000. She has served on the National Governing Board of Common Cause since 2013. Prior to this, she served as Assistant Secretary of the United States Department of Labor, a position she held from June 1993 to June 1998. She received an MBA with honors from the Harvard Business School and a bachelor’s degree in English Literature from California State University at Chico.

Ms. Berg-Lacy was asked to join our Board due her extensive experience in retiree benefits and with the U.S. Department of Labor. Her viewpoint enables her to advise our Board and Company from the perspective of retirees as well as the regulatory bodies which govern the highly technical area of retirement benefits. Ms. Berg-Lacy is very familiar with our strategies, business and culture due to her years of service on our Board and has a long-established history of providing valuable counsel in her role as director.

Blake R. Grossman has served as our Chairman since February 2016 and as a director since May 2011. Mr. Grossman has served as managing partner of the private investing firms ThirdStream LLC since October 2014 and of CHJ Capital Management LLC since May 2011. Previously, Mr. Grossman held executive positions with BlackRock, Inc., an investment management, risk management and advisory services provider, through 2010, including Vice Chairman and Head of Scientific Investments. Previously, Mr. Grossman served as the Global Chief Executive Officer, a director and a member of the Executive Committee of Barclays Global Investors (BGI), until it was acquired by BlackRock in December 2009. From 1985 to 2009, Mr. Grossman held various executive positions with BGI and its predecessor organizations, including Chief Investment Officer from 1992 to 2002. He currently serves as a director of Hillcrest Asset Management LLC and CamberView Partners LLC, both of which are private investment counseling companies. The Financial Analysts Journal awarded Mr. Grossman a Graham and Dodd Award for his research on the investment implications of divestment decisions, co-authored with William F. Sharpe, in 1986. Mr. Grossman graduated Phi Beta Kappa from Stanford University, where he received a master’s and a bachelor’s degree in Economics.

Mr. Grossman’s extensive experience with financial products and the strategies used to build portfolios and identify investments are skills essential to understanding the fundamentals of our Company and to advising our growth strategy. Our Board also values the perspective gained from his previous work with our co-founder, Mr. Sharpe. Mr. Grossman’s long tenure as an executive in the financial industry demonstrates his leadership skills and judgment.

Robert A. Huret has served as a director since January 2011. He is a founding partner of FTV Capital, a multi-stage private equity firm whose limited partners include many of the world’s foremost financial institutions. Previously, he was a senior consultant to Montgomery Securities. He also served as Senior Vice President Finance and Planning and Trust Executive Officer at the Bank of California and was Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation/The First National Bank of Chicago. Since 1990, his financial and professional emphasis has focused on technology companies that develop products and services for the financial services industry. He has served as Trustee of Cornell University and San Francisco University High School. Concurrently with his investment banking and venture capital career, he serves as the Chairman of Huret, Rothenberg & Co., a private investment firm. Previously, he has been a founder and Vice Chairman of Newell Associates and a founder and director of Third Age Media. He currently serves as a director of Cloudmark, Inc. and Bank of Hawaii Corporation (NYSE: BOH). Mr. Huret received his bachelor’s of science degree in Industrial and Labor Relations from Cornell University and his MBA with distinction from the Harvard Business School.

Mr. Huret previously served on our Board from 2002 to 2009. Mr. Huret left our Board in 2009 in accordance with his firm’s policies requiring resignation when a portfolio company files with the SEC for an initial public offering. Our Board determined that it would benefit from Mr. Huret resuming a director position, and as his firm’s policies permitted him to return to our Board, Mr. Huret accepted his appointment to our Board in January 2011. Mr. Huret’s status as a financial expert under SEC guidelines and experience in the private equity arena and financial industry bring to our Board leadership, management and sophisticated financial expertise. His extensive knowledge of technology companies and their applications in the financial services industry provides key insights for our Company.

John B. Shoven, Ph.D., has served as a director since January 2010 and currently serves as the Charles R. Schwab Professor of Economics at Stanford University, where he has taught since 1973. Dr. Shoven has served as the Trione Director of the Stanford Institute for Economic Policy Research from 1999 to 2015, a position he previously held from 1989 to 1993. He served as Chairman of the Economics Department at Stanford University from 1986 to 1989, and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven currently serves as a director on the board of directors of Exponent, Inc. (NASDAQ: EXPO), an engineering and scientific consulting firm, as well as chairman of the nominating and governance committee and a member of the audit committee and compensation committee. He also serves as chairman of the board of directors of Cadence Design Systems, Inc. (NASDAQ: CDNS), a developer of electronic design automation hardware and software, where he chairs the compensation committee and is a member of the nominating and governance committee as well as the audit and finance committee. Dr. Shoven also serves as a director on the board of directors of American Century Funds, Mountain View Board, where he is chairman of the client experience oversight committee and a member of the governance committee. He is a Fellow of the American Academy of Arts and Sciences, a recipient of the Paul A. Samuelson Award for Outstanding Scholarly Writing on Lifelong Financial Security, an award-winning teacher at Stanford, and has published more than 100 professional articles and 20 books. Dr. Shoven received a Ph.D. in Economics from Yale University and a bachelor’s degree in Physics from University of California, San Diego.

As a professor of economics and former director of the Stanford Institute for Economic Policy Research, Dr. Shoven has strong financial and corporate governance expertise, as well as strong expertise on Social Security claiming strategies and investment theory. Dr. Shoven’s service on a number of public company boards of directors, including their various committees, also provides cross-board experience and insight into practices at other organizations.

David B. Yoffie, Ph.D., has served as a director since June 2011 and is the Max and Doris Starr Professor of International Business Administration at the Harvard Business School, where he has taught since 1981. Dr. Yoffie served as Chairman of Harvard Business School’s Strategy department from 1997 to 2002, Chairman of the Advanced Management Program from 1999 to 2002, Senior Associate Dean and Chair of Executive Education from 2006-2012, and he currently chairs Harvard’s World President’s Organization program. He has also lectured and consulted in more than 30 countries. Dr. Yoffie is a member of the board of directors of Intel Corporation (NASDAQ: INTC) and TiVO Inc. (NASDAQ: TIVO), and served as a member of the board of directors of Charles Schwab Corporation until 2007. He is also on the board of the National Bureau of Economic Research, a nonprofit research organization. Dr. Yoffie received a master’s degree and Ph.D. in Political Science from Stanford University, where he has been a Visiting Scholar, and a bachelor’s degree in Politics from Brandeis University.

Dr. Yoffie provides a depth of knowledge regarding the development and operation of successful business enterprises. His service on other boards of directors provides our Board with cross-board experience. Dr. Yoffie also brings experience in strategy and management to his role as a director.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. Under our Corporate Governance Guidelines, which can be found on our Company website, our Board’s responsibilities, including those of its committees, include:

•	selecting, evaluating the performance of, and determining the compensation of the Chief Executive Officer and other senior executives;

•	planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed;

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics;

•	establishing the appropriate “Tone at the Top” to actively cultivate a corporate culture that gives high priority to ethical standards, principles of fair dealing, professionalism, integrity, full compliance with legal requirements and ethically sound strategic goals;

•	choosing the Chief Executive Officer, monitoring his or her performance and having a detailed succession plan for the Chief Executive Officer, including preparations in the event the Chief Executive Officer becomes unavailable or fails to meet performance expectations;

•	planning for and dealing with crises, in particular crises where the tenure of the Chief Executive Officer is in question, where there has been a major disaster or risk management crisis, or where our Company’s reputation is threatened by product failure or a socio-political issue;

•	assuming a position of authority whenever there is a proposed transaction that creates a seeming conflict between the best interests of stockholders and those of management, including potential takeovers;

•	determining our Company’s reasonable risk levels and monitoring the management of risks within those parameters;

•	approving our Company’s annual operating plan and long-term strategy, monitoring performance and providing advice to management as a strategic partner;

•	working with management to promote and balance our Company’s short-term performance and long-term success;

•	seeking, in conjunction with the duty to determine executive compensation, a balance of enabling our Company to recruit, retain and incentivize the most talented executives, while avoiding excessive compensation;

•	closely following our investor relations to develop an understanding of stockholder perspectives on our Company;

•	keeping abreast of current standards for compliance with legal and regulatory requirements, setting and monitoring compliance with such requirements and responding appropriately to compliance issues;

•	interviewing and nominating director candidates, monitoring and evaluating our Board’s own performance, seeking continuous improvement for Board performance, and reviewing director compensation annually; and

•	taking into account the Board or committee chairperson’s term of service, if the chairperson has served in such capacity for three consecutive terms, and determining if a rotation of the committee chair is appropriate or advisable.

Our Board and its committees met throughout the year at regularly-scheduled meetings, held special meetings, and acted by written consent from time to time as appropriate. Our Board held 16 meetings during 2015. Each director attended at least 75% of the total regularly-scheduled and special meetings held by our Board and the committees on which such director served during his or her tenure in 2015. Our non-management directors meet in regularly-scheduled sessions without the presence of management in executive sessions, over which the Chairman of the Board generally presides. We do not have a policy regarding directors’ attendance at our annual meetings of stockholders, however, we encourage our directors to attend. All of our directors attended the 2015 annual meeting of stockholders, including Mr. Raffone.

Board Leadership Structure. Our Board has determined that having an independent director serve as Chairman of the Board is in the best interest of our stockholders at this time. An independent Chairman allows our Board to have an independent perspective, which works in tandem with the viewpoint of our Chief Executive Officer to provide robust review of our Company’s business and strategies.

Risk Oversight. Our Board is actively involved in oversight of risks that could affect our Company. This oversight is also conducted through the committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, strategic risks are overseen by the full Board; financial conduct, financial reporting, accounting matters, related person transactions and some enterprise risks are overseen by the audit committee; risks related to our governance structure are overseen by the nominating and corporate governance committee; and compensation risks are overseen by the compensation committee. In addition to the committees’ attention to risk, our Board has retained responsibility for general risk oversight. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company. This includes reports from the Chief Compliance Officer of our wholly-owned subsidiary, Financial Engines Advisors L.L.C., at least annually, and periodic reports from the Chief Compliance Officer of Financial Engines, Inc. In addition, we have an enterprise risk management program overseen by our Chief Risk Officer under which enterprise risks are identified and prioritized by our management. Our management regularly reports on enterprise risks to the relevant committee or our Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by our Board or a committee. We believe that these processes are consistent with, and provide additional support for, the current Board leadership structure.

Board Independence. Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, our Board has determined that each of our directors other than Mr. Raffone, our President and Chief Executive Officer, qualifies as “independent” in accordance with the published listing requirements of The NASDAQ Stock Market. In addition, all compensation committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (which is referred to in this Proxy Statement as the Code), to allow our Company a tax deduction for certain employee compensation exceeding $1,000,000 for an individual. All compensation committee members are also “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (which is referred to in this Proxy Statement as the Exchange Act) to allow our Company to exempt certain option grants and similar transactions from the short-swing profits prohibition of Section 16 of the Exchange Act. To facilitate this determination, each director completes a questionnaire annually that provides information about relationships that might affect the determination of independence. Management provides the nominating and corporate governance committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee.

Board Committees

Board Committees. Our Board has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees complies with, the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of The NASDAQ Stock Market and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. Our Board has approved a charter for each of these committees, which can be found on our website at www.financialengines.com. Each committee has the composition and responsibilities described below:

Audit Committee
Number of Members:	3

Members:	Heidi K. Fields, Chairperson
Joseph A. Grundfest
Robert A. Huret
Number of Meetings in 2015:	4

Functions:

Each of our audit committee members has been determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

The audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. In addition, the audit committee is responsible for oversight of our risks relating to financial conduct, financial reporting, accounting matters, related person transactions and some enterprise risks.

To satisfy these oversight responsibilities, the audit committee meets at regularly-scheduled meetings with our Controller and Principal Accounting Officer and our Chief Financial Officer and Chief Risk Officer, as well as our General Counsel and other members of management, including our internal audit personnel and internal risk committee, and separately in executive sessions with our independent registered public accounting firm, to discuss and review our financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. The audit committee receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Compensation Committee
Number of Members:	5

Members:	Paul G. Koontz, Chairperson
Blake R. Grossman
Robert A. Huret Michael E. Martin
John B. Shoven
Number of Meetings in 2015:	6

Functions:

The compensation committee is responsible for meeting the Board’s responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee can form and delegate authority to subcommittees consisting of one or more members of the compensation committee and members of management. The compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its independent compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The compensation committee chairperson also meets as needed with management and the committee’s consultant.

The compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, the compensation committee establishes and modifies the terms and conditions of employment of our executive officers, and administers our Amended and Restated 2009 Incentive Stock Plan, our executive cash incentive plans and our employee cash incentive plans. Pursuant to its charter, the compensation committee has sole discretion and authority with respect to any action regarding compensation payable to the Chief Executive Officer or the other executive officers of the Company that is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code or to be exempt from the short-swing profit recovery provisions under Section 16(b) of the Exchange Act.

Because Mr. Koontz has informed us of his intention to step down from the Board at the Annual Meeting, in March 2016, the Board appointed Mr. Martin as the compensation committee chairperson, effective March 22, 2016.

Nominating and Corporate Governance Committee
Number of Members:	4

Members:	Joseph A. Grundfest, Chairperson
E. Olena Berg-Lacy
John B. Shoven
David B. Yoffie
Number of Meetings in 2015:	6

Functions:

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships, the size and composition of our Board and the compensation for non-employee directors. In addition, the nominating and corporate governance committee oversees our general corporate governance guidelines as well as our policies addressing regulatory and legal matters, and reports and makes recommendations to our Board concerning corporate governance matters.

The nominating and corporate governance committee is also responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, the nominating and corporate governance committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in corporate governance risk levels, and risk management activities.

Compensation Committee Interlocks and Insider Participation

None of the current members of the compensation committee is or has in the past served as an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on, or proposed to serve on, our Board or the compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. The committee reviews suggestions for director candidates recommended by stockholders and considers such candidates based on the same criteria used for other candidates. Our Board has an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. We do not have a specific policy regarding diversity of candidates. The nominating and corporate governance committee selects candidates for director based on an appropriate balance of knowledge, experience and capability, and specifically based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee believes it appropriate for at least one, and, preferably, multiple, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of our Board to meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidates’ prior service as directors, and the needs of our Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Financial Engines’ Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholders Agreement.

Concurrently with entry into the Agreement and Plan of Mergers for the acquisition of The Mutual Fund Store, Financial Engines entered into a Stockholders Agreement, dated as of November 5, 2015, with (i) WP X Finance, L.P., a Delaware limited partnership, Warburg Pincus X Partners, L.P., a Delaware limited partnership (collectively, “Warburg”), and (ii) TMFS Holdings, Inc., a Nevada corporation, and Christopher R. Braudis (the “Stockholders Agreement”). The Stockholders Agreement sets forth arrangements regarding certain governance matters and contains various provisions described below relating to, among other things, board representation, the acquisition of additional equity interests in Financial Engines, prohibitions on certain actions and undertakings related to Financial Engines, certain transfer restrictions, and registration rights.

Under the terms of the Stockholders Agreement, Warburg is entitled to designate one individual for initial appointment to our Board with subsequent nomination rights. Mr. Michael E. Martin was appointed to our Board as the Warburg designee. The right of Warburg to designate a director to the Board will terminate when Warburg beneficially owns less than the lower of (i) 5% of all of the outstanding shares of our common stock and (ii) 50% of the number of shares of our common stock received by Warburg as consideration in the acquisition. See also “Certain Relationships and Related Person Transactions.”

Stockholder Nominees. In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at the annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Financial Engines’ Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting, which was April 6, 2015. However if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Exchange Act and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Communications with our Board of Directors

Our Board recommends that stockholders and other interested persons initiate communications with our Board, the Chairman, or any committee of our Board in writing to the attention of our Secretary at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at her discretion, not to forward items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration, such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

Our Board has adopted Corporate Governance Guidelines, as discussed above, as well as a Code of Business Conduct and Ethics that apply to our directors, officers and employees. Our Employment Polices Handbook outlines additional expectations and guidelines for our employees. Our codes and policies address various corporate governance topics, including:

• compliance with laws, rules and regulations;	• equal employment and working conditions;
• conflicts of interest;	• record keeping;
• corporate opportunities;	• confidentiality;
• competition and fair dealing;	• protection and proper use of Company assets; and
• payments to government personnel.

Our Company has also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer, President, Chief Financial Officer, Controller and other key management employees addressing ethical issues. The Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available in the Corporate Governance section of our website. We have also adopted an Insider Trading and Communications Policy which prohibits the following transactions: engaging in any form of hedging transactions in our stock, pledging our stock as collateral for a loan, trading in our securities on a short-term basis, purchases of our securities on margin, short sales of our securities and buying or selling puts or calls, or their equivalent positions, on our securities. The Insider Trading and Communications Policy further provides that we will not arrange for cashless exercises of stock options and sets forth the principle that any of our securities purchased in the open market by an employee should be held for a minimum of six months. We have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints regarding questionable federal securities law matters, accounting and auditing matters from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to the audit committee.

COMPENSATION OF DIRECTORS

Our Board and its committees are responsible for reviewing and establishing non-employee director compensation. Our nominating and corporate governance committee charter states that the committee will review non-employee director compensation and make annual recommendations to the Board regarding fees and other compensation to be paid to non-employee directors. Our compensation committee charter also provides that non-employee director equity shall be considered annually by the entire Board. In addition, our Corporate Governance Guidelines provide that the nominating and corporate governance committee will annually review the compensation of non-employee directors and is responsible for recommending to the Board changes in compensation for non-employee directors. The nominating and corporate governance committee has the ability to select and retain a consultant or advisor on this matter, and has engaged Semler Brossy in the past. In 2014, at the request of the Board, Semler Brossy reviewed the director cash retainers and equity compensation of the same peer group cohort as was used for executive compensation. In 2015, the Board reviewed updated director compensation figures using the modified 2015 peer group that was also used for executive compensation.

Our non-employee directors are entitled to receive an annual retainer of $40,000. The chairperson of the audit committee receives an additional annual retainer of $15,000 and the chairpersons of the compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $10,000. The higher retainer for the audit committee chair reflects the additional meetings and specialized attention to our earnings releases and financials required of this committee chair. Directors who are employees of the Company shall receive no additional remuneration for serving on the Board.

In addition, non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options and restricted stock units, or RSUs, under our Amended and Restated 2009 Stock Incentive Plan, or the 2009 Stock Incentive Plan. A non-employee director is automatically granted an initial option to purchase 25,000 shares upon becoming a member of our Board. The initial option vests and becomes exercisable pursuant to the same schedule generally applicable to employees: vesting over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The options granted to non-employee directors will have a per-share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if a change in control occurs.

On the first business day following the 2015 Annual Meeting, each non-employee director was automatically granted an RSU award with a value of $200,000, rounded up to the nearest whole share, provided the director had served on our Board for at least six months. In 2015 and previously, our non-employee director annual RSU grants vested over four years, with one-fourth vesting annually. In January 2016, our Board, at the recommendation of the nominating and corporate governance committee, approved a different vesting schedule for new annual non-employee director RSU grants. The 2016 annual grant, to be made after the Annual Meeting, will vest over three years, with one-third vesting annually. The 2017 annual grant will vest over two years, with one-half vesting annually. The 2018 grant, and annual grants thereafter, will fully vest on the one-year anniversary of the vesting commencement date. The Board feels that this vesting schedule better compensates our non-employee directors for their service and aligns our Board’s total compensation with that of our peers. The new vesting will be phased-in over three years in order to reduce the impact on the Company’s financials. The RSUs will also become fully vested if a change in control occurs.

As discussed in further detail under Proposal 3 below, on March 21, 2016, our Board, at the recommendation of the nominating and corporate governance committee, approved an amendment and restatement of our 2009 Stock Incentive Plan, which includes a limit on non-employee director equity awards made thereunder. Under the amended and restated plan, equity awards granted to a non-employee director as compensation for services as an outside director in any in any 12-month period may not exceed $500,000 grant date fair value (as determined in accordance with ASC 718), provided that the 25,000 share initial option grant for new non-employee directors is excluded from such limit.

We also have paid or reimbursed our directors for reasonable out-of-pocket and travel expenses in connection with attendance at our Company events and Board and committee meetings.

Director Stock Ownership Guidelines

Our Board established guidelines, at the recommendation of the nominating and corporate governance committee, which became effective immediately following the 2014 annual meeting of stockholders, to better ensure that our non-employee directors each maintain an appropriate equity stake in our Company. Our guidelines require that each non-employee director hold an equity stake in our Company equal in value to not less than five times the annual retainer, or $200,000, and that each director retain 50% of the shares obtained from each annual RSU vesting event until the director meets the guideline.

2015 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors in 2015. The table excludes Mr. Raffone, who did not receive any additional compensation from us in 2015 for his role as a director because he was our Chief Executive Officer. Mr. Martin, who joined our Board in 2016, will receive a pro-rated retainer for his service from February 1, 2016 until the date of the Annual Meeting.

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)(1)(2)	Total ($)
E. Olena Berg-Lacy	40,000	200,018	240,018
Heidi K. Fields	55,000	200,018	255,018
Blake R. Grossman	40,000	200,018	240,018
Joseph A. Grundfest	50,000	200,018	250,018
Robert A. Huret	40,000	200,018	240,018
Paul G. Koontz	50,000	200,018	250,018
John B. Shoven	40,000	200,018	240,018
David B. Yoffie	40,000	200,018	240,018

(1)	On May 20, 2015, we granted an RSU award of 4,894 shares to each of our non-employee directors with a fair market value of $40.87 per share. The value of the stock awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2015, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the directors will depend on the market value of our common stock on a date in the future when the RSU award vests.
(2)	The following table lists all outstanding equity awards held by non-employee directors as of the end of 2015:

Name	Options (#)	RSU Awards (#)
E. Olena Berg-Lacy	5,625	12,408
Heidi K. Fields	70,000	12,408
Blake R. Grossman	50,000	12,408
Joseph A. Grundfest	10,000	12,408
Robert A. Huret	50,000	12,408
Paul G. Koontz	10,000	12,408
John B. Shoven	17,500	12,408
David B. Yoffie	21,000	12,408

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 29, 2016, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our named executive officers listed in the 2015 Summary Compensation Table on page 39, (iii) each of our directors and our nominees for director and (iv) all of our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. The percentage of common stock beneficially owned is based on 61,655,858 shares outstanding as of February 29, 2016.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(#)(1)	Percentage Beneficially Owned(%)(1)(2)
5% Stockholders:
Entities affiliated with Warburg Pincus(3)	8,218,256	13.3
Entities affiliated with Bailie Gifford & Co.(4)	5,842,967	9.5
Entities affiliated with Capital World Investors(5)	5,813,115	9.4
Entities affiliated with Blackrock, Inc.(6)	5,001,243	8.1
Entities affiliated with Baron Capital Group, Inc.(7)	4,923,683	8.0
Entities affiliated with The Vanguard Group, Inc.(8)	3,872,398	6.3
Entities affiliated with T. Rowe Price Associates, Inc.(9)	3,346,025	5.4

Directors and Named Executive Officers:
Lawrence M. Raffone(10)	424,016	*
Raymond J. Sims(11)	74,159	*
Christopher L. Jones(12)	295,271	*
Paul A. Gamble(13)	26,188	*
Gina M. Cruse(14)	5,245	*
Paul G. Koontz(15)	44,780	*
E. Olena Berg-Lacy(16)	11,254	*
Heidi K. Fields(17)	77,504	*
Blake R. Grossman(18)	72,504	*
Joseph A. Grundfest(19)	227,504	*
Robert A. Huret(20)	57,504	*
Michael E. Martin(3)	8,218,256	13.3
John B. Shoven(21)	25,004	*
David B. Yoffie(22)	28,504	*
All directors and executive officers as a group (20 persons)(23)	9,984,166	15.97

*	Amount represents less than 1% of our common stock.
(1)	We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 29, 2016 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)

Based solely on a report on Schedule 13D filed on February 12, 2016 by Warburg Pincus Private Equity X, L.P., a Delaware limited partnership, or WP X, Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”, and together with WP X, the “WP X Funds”), Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), Warburg Pincus X GP L.P., a Delaware limited partnership

(“WP X GP”), WPP GP LLC, a Delaware limited liability company (“WPP GP”), Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), Warburg Pincus & Co., a New York general partnership (“WP”), Warburg Pincus LLC, a New York limited liability company (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy (“Messrs. Kaye and Landy, together with the WP X Funds, WP X LP, WP X GP, WPP GP, WP Partners, WPP GP LLC, WP, and WP LLC, “Warburg Pincus”). The principal business of the WP X Funds is that of making private equity and related investments. WP X LP is the general partner of the WP X Funds; WP X GP is the general partner of WP X LP; WPP GP is the general partner of WP X GP and certain other entities affiliated with WP LLC; WP Partners is the managing member of WPP GP and certain other entities affiliated with WP LLC, and the general partner of certain other funds affiliated with WP LLC; WPP GP LLC is the general partner of WP Partners and certain other entities affiliated with WP LLC; WP is the managing member of WPP GP LLC or ultimate general partner of certain other funds affiliated with WP LLC; WP LLC is the manager of the WP X Funds and certain other funds; and Messrs. Kaye and Landy are Managing General Partners of WP and Managing Members and Co-Chief Executive Officers of WP LLC. Warburg Pincus disclaims beneficial ownership with respect to the reported securities, except to the extent of its pecuniary interest therein. The principal business address of Warburg Pincus is 450 Lexington Ave., New York, NY 10017. Mr. Martin is affiliated with the Warburg Pincus entities and disclaims beneficial ownership with respect to the reported securities except to the extent of his pecuniary interest therein.
(4)	Based solely on a report on Schedule 13G/A filed on February 3, 2016 by Baillie Gifford & Co. (“Baillie Gifford”), which is deemed to beneficially own the shares of common stock held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The principal business address of Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(5)	Based solely on a report on Schedule 13G/A filed on February 12, 2016 by Capital World Investors, a division of Capital Research and Management Company (“CRMC”), which is deemed to be the beneficial owner of the shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The principal business address of CRMC is 333 South Hope Street, Los Angeles, CA 90071.
(6)	Based solely on a report on Schedule 13G/A filed on January 26, 2016. BlackRock, Inc. is deemed to beneficially own the shares of common stock held in the accounts for which it serves as a parent holding company and holds the sole power to direct investments or to vote the securities. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.
(7)	Based solely on a report on Schedule 13G/A filed on February 16, 2016 by Baron Capital Group, Inc. (“BCG”), BAMCO Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”), and Ronald Baron. BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. The principal business address of BAMCO, BCG, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(8)	Based solely on a report on Schedule 13G/A filed on February 10, 2016. Shares beneficially owned by The Vanguard Group (“Vanguard”), Vanguard Fiduciary Trust Company (“VFTC”), or Vanguard Investments Australia, Ltd. (“VIA”). The Vanguard Group is a beneficial owner as a result of having sole power to dispose of or to direct the disposition of 3,758,473 shares. VFTC, a wholly-owned subsidiary of Vanguard, is a beneficial owner as a result of its serving as investment manager of collective trust accounts with shared power to dispose or direct the disposition of 111,025 shares. VIA, a wholly-owned subsidiary of Vanguard, is a beneficial owner as a result of its serving as investment manager of Australian investment offerings with sole power to vote or direct the vote of 6,000 shares. The principal business address of Vanguard, VFTC and VIA is 100 Vanguard Blvd., Malvern, PA 19355.
(9)

Based solely on a report on Schedule 13G/A filed on February 11, 2016. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct the investments and/or sole power to vote the securities.

Price Associates expressly disclaims beneficial ownership of the reported securities. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(10)	Includes 395,789 shares subject to options that are exercisable within 60 days of February 29, 2016.
(11)	Includes 61,676 shares subject to options that are exercisable within 60 days of February 29, 2016.
(12)	Includes 193,893 shares subject to options that are exercisable within 60 days of February 29, 2016.
(13)	Includes 14,595 shares subject to options that are exercisable within 60 days of February 29, 2016.
(14)	Includes 5,245 shares subject to options that are exercisable within 60 days of February 29, 2016.
(15)	Includes 10,000 shares subject to options that are exercisable within 60 days of February 29, 2016.
(16)	Includes 5,625 shares subject to options that are exercisable within 60 days of February 29, 2016.
(17)	Includes 70,000 shares subject to options that are exercisable within 60 days of February 29, 2016.
(18)	Includes 50,000 shares subject to options that are exercisable within 60 days of February 29, 2016.
(19)	Includes 10,000 shares subject to options that are exercisable within 60 days of February 29, 2016, 210,000 shares held in trust by The Grundfest Living Trust U/T/A DD 8/25/97 and 7,504 shares held by Mr. Grundfest individually. Mr. Grundfest shares voting and dispositive power over these shares with Carol C. Grundfest.
(20)	Includes 50,000 shares subject to options that are exercisable within 60 days of February 29, 2016.
(21)	Includes 17,500 shares subject to options that are exercisable within 60 days of February 29, 2016.
(22)	Includes 21,000 shares subject to options that are exercisable within 60 days of February 28, 2016.
(23)	Includes 1,217,800 shares subject to options that are exercisable and 2,617 shares with respect to RSUs that will vest within 60 days of February 29, 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers, including those arrangements described elsewhere in this Proxy Statement, the following is a description of each transaction since January 1, 2015 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Transactions related to the acquisition of The Mutual Fund Store. On February 1, 2016, we completed the acquisition of Kansas City 727 Acquisition LLC, a Delaware limited liability corporation, as well as its subsidiaries and certain affiliates (collectively, “The Mutual Fund Store”), pursuant to an Agreement and Plan of Mergers (the “Merger Agreement”), dated as of November 5, 2015, by and among Financial Engines, Mayberry Acquisition Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Financial Engines, Mayberry Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Financial Engines, Mayberry Acquisition Sub II, LLC, a Delaware limited liability company and a wholly owned third tier subsidiary of Merger Sub 1, Kansas City 727 Acquisition Corporation, a Delaware corporation, TMFS Holdings, Inc., a Nevada corporation, Kansas City 727 Acquisition LLC, a Delaware limited liability corporation, and, solely in its capacity as representative of the Sellers, WP Fury Holdings, LLC. Pursuant to the Merger Agreement, after a series of transactions, The Mutual Fund Store became a wholly owned subsidiary of Financial Engines (the “Acquisition”).

At the closing of the Acquisition, pursuant to the Merger Agreement, we issued approximately 9.9 million shares of our common stock and paid approximately $250 million in cash, subject to certain closing and post-closing adjustments. Immediately following the closing of the Acquisition, entities affiliated with Warburg Pincus LLC together beneficially owned approximately 13% of our common stock.

Concurrently with entry into the Merger Agreement, Financial Engines entered into the Stockholders Agreement with Warburg, TMFS Holdings, Inc., a Nevada corporation, and Christopher R. Braudis. The Stockholders Agreement sets forth arrangements regarding certain governance matters and contains various provisions relating to, among other things, board representation, the acquisition of additional equity interests in Financial Engines, prohibitions on certain actions and undertakings related to Financial Engines, certain transfer restrictions, and registration rights.

Under the terms of the Stockholders Agreement, Warburg is entitled to designate one individual for initial appointment to our Board with subsequent nomination rights. The right of Warburg to designate a director to the Board will terminate when Warburg beneficially owns less than the lower of (i) 5% of all of the outstanding shares of our common stock and (ii) 50% of the number of shares of our common stock received by Warburg as consideration in the Acquisition. Pursuant to the Stockholders Agreement, upon the closing of the Acquisition, Mr. Michael Martin was appointed to our Board as the Warburg designee. See also “Corporate Governance — Director Nominations — Stockholders Agreement.”

Additionally, John B. Bunch, formerly an officer of The Mutual Fund Store, became an executive officer of Financial Engines. Under the terms of incentive units issued by The Mutual Fund Store, Mr. Bunch received approximately $6 million in cash from the merger consideration paid by Financial Engines. In addition, as a result of the Acquisition, Mr. Bunch was entitled to receive approximately $2 million in long term incentive payments from The Mutual Fund Store, of which approximately $1 million was paid in connection with the closing of the Acquisition and the remainder of which is contingent on Mr. Bunch’s continued employment with Financial Engines, with 50% payable by Financial Engines on each of the first two anniversaries of the closing. The amount of these incentive payments was deducted from the purchase price of the Acquisition.

Procedures for Approval of Related Party Transactions

We have a Related Person Transactions Policy which provides that the audit committee of our Board will review and, when appropriate, approve or ratify transactions with our Company valued at or more than $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest, subject to such exceptions consistent with applicable SEC rules and regulations. Each of our directors and executive officers has primary responsibility for the administration of, and compliance with, this policy as it relates to them. Our audit committee reviews and considers any proposed related person transactions at its regularly-scheduled meetings (or sooner, as determined by the audit committee chairperson), and its review is based on all relevant facts and circumstances reasonably available to it.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion provides information regarding our 2015 compensation program for our named executive officers, or our NEOs, including:

•	Lawrence M. Raffone, our President and Chief Executive Officer

•	Raymond J. Sims, our Chief Financial Officer and Chief Risk Officer

•	Christopher L. Jones, our Executive Vice President, Investment Management and Chief Investment Officer

•	Paul A. Gamble, our Executive Vice President, Distribution and Institutional Services, hired in April 2015

•	Gina M. Cruse, our Executive Vice President, Human Resources, hired in March 2015

2015 Company Performance and Strategic Context. Despite an unfavorable market environment, 2015 represented another year of solid financial performance and execution against our strategic priorities of increasing enrollment, demonstrating value to plan sponsors, and improving the near-retiree experience.

As of December 31, 2015, we provided Professional Management services to 670 plan sponsors representing over 9.3 million participants and approximately $987 billion of assets in retirement plans, which we refer to as assets under contract, or AUC. Our AUC grew by 10% during 2015, due primarily to new employers making our services available and contributions.

The amount of retirement plan assets that we manage as part of our Professional Management service, which we refer to as assets under management, or AUM, increased by 9% year over year, driven primarily by contributions and net new enrollment into our Professional Management service, offset by market performance. For the year ended December 31, 2015, our revenue increased 10% from 2014. We experienced solid growth along other key operational and financial measures in a volatile market, as demonstrated below.

2015 Company Performance(1)	Full year ending December 31, 2014	Full year ending December 31, 2015	Percent Change
Annual Revenues	$281.9 million	$310.7 million	10%
Assets Under Contract	$895 billion	$987 billion	10%
Assets Under Management	$104.4 billion	$113.4 billion	9%
Professional Management Revenue	$245.8 million	$277.2 million	13%
Non-GAAP Adjusted EBITDA(1)	$98.6 million	$95.6 million	(3%)

(1) Please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2016 for additional information regarding the computation and components of these financial metrics, including a reconciliation of GAAP to Non-GAAP measures.

In 2015, we continued to focus on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors. By acquiring the business of The Mutual Fund Store in February 2016, we have expanded our ability to provide face-to-face investment advisor interaction and advice on a broader range of assets.

Summary of 2015 Executive Compensation Actions and Outcomes. The compensation committee believes our current executive compensation policies are effective in advancing our strategic plans and rewarding financial performance, appropriately reflect competitive market trends and practices, and encourage our NEOs to remain focused on delivering performance for our stockholders without taking unnecessary or excessive risks. Key 2015 compensation actions and outcomes include:

•	Timing of compensation increases: No compensation increases or regular annual long-term incentive grants were made to the NEOs in February 2015, when we typically make our annual executive compensation increases and grants. The compensation committee accelerated those decisions to November 2014 to coincide with the appointment of Mr. Raffone as our new President and CEO. To create alignment across the executive team and promote continuity and retention during the first CEO transition in Company history, the compensation committee also approved off-cycle compensation actions for other NEOs. As a result of this accelerated timing, executives received two equity awards in 2014.

•	2015 annual incentive payout: Our Executive Cash Incentive Plan, or Executive CIP, based upon achievement of certain Company-wide metrics, paid out at 84% for 2015. We set aggressive performance targets related to fees generated by acquiring new enrollees in our services, limiting cancellations and retaining members, and Company profitability for the year. The monetary payment to our NEOs is shown in the 2015 Summary Compensation Table.

Pay mix and focus on performance-based compensation. Our compensation philosophy and programs are designed to incent our executives to focus on achievement of near- and long-term company performance where a significant portion of executive pay is at-risk pay with value derived from business performance and stock price performance over the long term. For 2015, the weighting of performance-based pay for our NEOs as a group was approximately 70%.

Strong governance and compensation policies. We continued to maintain strong compensation and governance related policies and practices, including:

•	no material perquisites provided to any executive officer;

•	no tax gross-ups;

•	regular compensation risk review; and

•	employing an independent compensation consultant.

Stockholder Advisory Vote (Say on Pay).

Our stockholders cast advisory votes on our executive compensation practices in a “Say on Pay” vote at the 2011 and 2014 annual meetings of stockholders, with the following results:

•	Executive compensation: Our stockholders approved of our executive compensation as disclosed in our 2014 Proxy Statement with approximately 84% of our eligible stockholders voting in favor, approximately 6% against, and less than 1% abstaining. Our stockholders approved of our executive compensation as disclosed in our 2011 Proxy Statement with approximately 84% of our eligible stockholders voting in favor, and less than 1% against or abstaining.

•	Frequency of advisory vote: In 2011, our stockholders approved of a frequency of advisory votes every three years with approximately 47% of the eligible stockholders voting in favor, as compared to approximately 37% for one year and approximately 1% for two years. We are not aware of any stockholder concerns with this frequency and our Board and management believe it remains appropriate.

The compensation committee took these voting results into consideration during its review of our executives’ compensation for 2015. The compensation committee has determined to hold an advisory vote every three years, however, if the compensation committee and management feel it is appropriate, we may have such a vote more frequently hereafter. In keeping with current regulations, the next advisory vote on the frequency of the vote on executive compensation will take place in 2017.

Compensation Philosophy and Objectives

The primary objectives of our compensation and benefits programs for executives are to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals, and to align their long term interests with those of our stockholders.

We have established a set of guiding principles that have provided the foundation for all compensation programs for executives and all employees. These principles include, but are not limited to, taking a total rewards approach (which includes all aspects of our compensation package, including cash compensation, equity, Company-provided benefits and intangibles such as our culture and environment), paying consistently within the markets in which we compete for talent, making individual compensation decisions based on overall performance, and offering pay programs that allow employees at all levels to share in our success in a form that is simple to explain and administer. We use these principles to guide us in our compensation recommendations and decisions.

Each year our Board approves a set of goals and objectives for our Company. Our executive incentive compensation is tied directly to the achievement of clearly defined financial objectives. Our executive incentive program is designed to align executive incentives with our success and to recognize and reward contributions of our executive officers to our performance without encouraging unnecessary risk-taking.

Role of the Compensation Committee and Committee Consultant

Role of the Compensation Committee. Our compensation committee determined the 2015 base salary, merit increases, incentive compensation targets and equity award grants of our executive officers, including our NEOs. For our CEO, the committee reviews analysis provided by the compensation consultant in order to establish compensation. For our other executive officers, our compensation committee considers input from our Chief Executive Officer, who provides evaluations of our executives and other relevant information to the compensation committee and makes recommendations regarding appropriate compensation for each executive, including base salary increases, changes to incentive compensation and grants of equity awards. The information and analysis provided by our compensation consultant is utilized by the compensation committee in evaluating appropriate compensation levels and by the CEO to inform his recommendations. Our Human Resources department and our management team, from time to time, provide market data and other information to assist the compensation committee in determining appropriate compensation levels for executives.

Under its charter, the compensation committee has the authority, without seeking the approval of our Board, to select, retain, terminate and approve, at the Company’s expense, outside compensation, legal, accounting or other consultants to advise the compensation committee and to authorize or conduct investigations into any matters within the scope of its responsibilities and to approve related fees and retention terms. The Company pays the fees for the services provided by the consultant to the compensation committee.

Role of Compensation Committee Consultant. The compensation committee directly retained the services of Semler Brossy as an independent compensation consultant to advise on executive compensation for 2015. In 2015, Semler Brossy supported the committee throughout the year on various topics relating to executive compensation, including selection of our peer group companies and other competitive references, review of our equity compensation program, competitive assessment of pay levels, review and structure our executive incentive compensation programs, and recommendations on executive pay actions.

The compensation committee conducted an independence review of Semler Brossy pursuant to updated SEC and The NASDAQ Stock Market requirements. The compensation committee determined that there was no conflict of interest that would prevent Semler Brossy from being objective in its work for the compensation committee. In addition, Semler Brossy shared with the compensation committee the details of its policies and procedures in place to prevent conflicts of interest from arising, that the Semler Brossy advisors serving the compensation committee did not own any of our common stock, and that the lead advisor did not have any business or personal relationship with members of the compensation committee or our management.

Competitive Determinations

Consistent with our compensation philosophy and objectives outlined above, the compensation committee reviews each executive officer’s target compensation levels at least annually. The compensation committee assesses the appropriateness of each executive officer’s compensation relative to executives with similar titles and responsibilities in the competitive peer group and survey references. The compensation committee does not target executive officer compensation at a specific level or percentage relative to the competitive references. Instead, when determining target compensation for the executive officers, the compensation committee takes into account numerous factors, without prescribing particular weightings, including: Company performance, individual leadership and performance assessments, job scope, individual skills and experience, the relative importance of individual roles, internal pay equity, historical pay levels, and equity holdings.

Because of the unique characteristics of our Company as an investment services provider as well as a technology company, it is difficult to select directly comparable companies of our segment and size. As a result, we use both technology and investment company comparables as sources to assess the competiveness of compensation.

In July 2014, the compensation committee approved a compensation peer group of 20 companies to use when establishing 2015 compensation. This updated peer group was used for the off-cycle November 2014 compensation decisions. In selecting the actual companies, the compensation committee considered companies of comparable scale, business model and talent focus.

Advent Software	Envestnet
Athenahealth	Guidewire Software
Bottomline Technologies	LogMeIn
Cornerstone OnDemand	NetSuite
CoStar Group	SolarWinds
CommVault Systems	Tableau Software
Concur Technologies	Ultimate Software Group
DealerTrack Technologies	Wisdomtree Investments
Demandware	Wage Works
Ebix	Virtus Investment Partners

In July 2015, the compensation committee approved a number of changes to this peer group to use when establishing 2016 compensation. Advent Software and Concur Technologies were removed due to those companies being acquired, and Dealertrack, Athenahealth, and Tableau Software were removed to maintain size comparability. The information from the peer group is supplemented with survey information from the Radford Global Technology Survey and McLagan Surveys. Competitive references vary by position, based on the focus of the role and competitive talent market. Compensation reported for comparable NEOs of peer companies was used when setting the compensation for our CEO and President as well as our CFO. The Radford Global Technology Survey, covering software, internet, and e-commerce companies with revenue ranging from $100 million to $500 million, was consulted to establish compensation for our Executive Vice President, Human Resources. The McLagan Surveys, which focus on investment management companies with assets under management ranging from $35 billion to $100 billion, was considered the most appropriate reference when establishing compensation for our Executive Vice President, Investment Management and Chief Investment Officer and our Executive Vice President, Distribution and Institutional Services.

Principal Elements of Executive Compensation

Our executive compensation program consists of three main elements:

•	base salary,

•	amounts earned under the Executive CIP, and for our EVP, Distribution and Institutional Services, a sales performance program, and

•	equity awards.

Over 70% of each of our NEOs’ total compensation is at-risk pay tied to performance either in the form of cash or long-term incentives, to focus on both near-term and long-term performance.

Timing of 2015 Pay Actions. As discussed above, the timing of regular 2015 equity grants was accelerated from February 2015 to November 2014 to coincide with the appointment of Mr. Raffone as the President and CEO. As a result of this accelerated timing, executives received two equity awards in 2014. In 2016, equity grant timing has returned to the normal schedule and executive equity grants were made in February 2016.

To demonstrate the impact of this shift in timing, we have shown target compensation levels (defined as actual base salary paid, target bonus opportunity, and the target grant date value of equity awards) under two methodologies. The “As Reported” methodology shows compensation in the year it is reflected in the 2015 Summary Compensation Table. The “Normalized” methodology shows compensation in the year it was intended to cover (i.e., the November 2014 award is included in 2015).

Analysis of Target Total Direct Compensation -“As Reported” vs. “Normalized” 1

Data in $000s

By Individual Executive			In Aggregate
	“As Reported”	“Normalized”
Lawrence M. Raffone
2014	$5,751	$2,119
2015	$900	$4,532
2016	$5,200	$5,200
Raymond J. Sims
2014	$2,809	$1,324
2015	$564	$2,050
2016	$1,664	$1,664
Christopher L. Jones
2014	$3,898	$1,976
2015	$1,114	$3,036
2016	$3,197	$3,197

(1)	Mr. Gamble and Ms. Cruse are not included, as they were hired in 2015 and did not experience the accelerated compensation changes in November 2014.

Base Salaries. Base salaries are intended to provide our executives with a degree of financial certainty and stability that does not depend on our performance. Base salary adjustments are based on market data, individual performance, individual experience, our overall financial results and performance, and our overall budget for base salary increases.

The 2015 base salaries for our three continuing NEOs were established in conjunction with our CEO transition in November 2014. The base salary of our EVP, Human Resources became effective when she joined the Company in March 2015. The base salary of our EVP, Distribution and Institutional Services became effective when he joined the Company in April 2015. In 2016, we returned to the normal timing of our ongoing compensation cycle. In February 2016, the compensation committee reviewed pay levels, taking into consideration 2015 executive and business performance, and established base salaries effective April 1, 2016, as shown in the table below.

Name	2015 Base Salary (effective November 15, 2014 or hire date)	2016 Base Salary (effective April 1, 2016)	Total % Increase Over 2015 Base Salary
Lawrence M. Raffone	$450,000	$500,000	11%
Raymond J. Sims	$340,000	$340,000	0%
Christopher L. Jones	$405,000	$420,000	3.7%
Paul A. Gamble	$350,000	$350,000	0%
Gina M. Cruse	$276,000	$285,000	3.3%

Cash Incentive Plan. In 2015, all of our senior executive officers, including our NEOs, were covered by our Executive CIP.

Executive Cash Incentive Plan. In 2015, the Executive CIP provided our NEOs an annual incentive opportunity for fiscal 2015 performance of the Company with respect to the objective criteria described below, which, on an aggregated basis, is called the “Company Performance Factor.”

As implemented by the compensation committee for 2015, the Executive CIP continued to use our metric of Adjusted EBITDA, which is unchanged from previous years, as well as a refined measure of New Management Fee Run Rate, or NMFRR, and Cancelled Management Fee Run Rate, or CMFRR. For 2015, the NMFRR metric was altered to remove cancellations, which are now a separate metric. At the beginning of each fiscal year, the compensation committee selects Company financial metrics and sets threshold and target levels based on the performance goals established through the annual planning process with our full Board. In February 2015, after discussion and consultation with Company management, the compensation committee determined that it would be appropriate to weight each metric evenly.

Our 2015 Executive CIP Design was as follows, with each metric weighted evenly:

•	NMFRR (New Management Fee Run Rate), defined as annualized fees generated from new 2015 enrollees into the Professional Management. This metric rewards performance because it aligns our executive officers with the long-term strategy of growing plan sponsors and participants and increasing penetration with current participants. This metric minimizes the impact of market performance on the actual incentive payments to our executive officers.

•	CMFRR (Cancelled Management Fee Run Rate), defined as annualized fees attributable to all voluntary and involuntary cancellations, including sponsor terminations, of members who enrolled during and prior to 2015. This metric rewards performance because it focuses the team on retaining current plan sponsors and participants.

•	Adjusted EBITDA, defined as net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock compensation expense. This metric rewards performance because it reflects the elements of profitability that can be most directly impacted by employees.

Cash incentive payments to our executive officers, including NEOs, for fiscal 2015 were calculated in 2016 based on the applicable officer’s base salary, individual incentive target and the 2015 Company Performance

Factor under the Executive CIP, which is shown below. For 2015, we set aggressive performance targets related to NMFRR, CMFRR and Adjusted EBITDA. We exceeded our NMFRR target and nearly met our Adjusted EBITDA target. For NMFRR and Adjusted EBITDA, no amounts were to be paid out if the threshold was not reached. For CMFRR, no amounts were to be paid out if CMFRR exceeded $47.8 million and payouts would be capped at 200% if CMFRR was $17.9 million or below. As shown below, our goal was to achieve more NMFRR and Adjusted EBITDA, but to minimize CMFRR.

Executive CIP 2015 Achievement
		2015 Program Design Values in $ millions			2015 Program Results Values in $ millions
Metric	Weight	Threshold or 50% Payout	Target	Maximum	Actual	Achievement Against Target	Payout Factor
New Management Fee Run Rate(1)	33 1/3%	$27.8 M	$37.1 M	$46.4 M	$38.9 M	105%	110%
Adjusted EBITDA(1)	33 1/3%	$74.9 M	$99.9 M	$1249 M	$95.6 M	96%	91%
Cancelled Management Fee Run Rate(2)	33 1/3%	$29.9 M	$23.9 M	$17.9 M	$30.0 M	74%	50%
Company Performance Factor Payout %		50%	100%	200%			83.5%(3)

(1)	No payouts are made for achievement below the threshold. Payouts are capped at 200% of target incentive amount. Linear interpolation is applied between achievement levels.
(2)	Achievement was calculated using straight line interpolation from 0% to 50% between $47.8 million and $29.9 million. No payouts would be made if CMFRR exceeded $47.8 million and payouts would be capped at 200% if CMFRR was $17.9 million or below. Linear interpolation is applied between achievement levels.
(3)	The weighted average of the three payout factors in the Company Performance Factor.

2015 Application of the Executive CIP. Each year, our compensation committee evaluates and determines appropriate incentive compensation levels. The incentive targets of our NEOs for 2015 and 2016 are shown below. The 2015 CIP incentive targets were effective during the 2015 fiscal year. The 2016 CIP incentive targets became effective on January 1, 2016 for this coming year.

Name	2015 Exec CIP Target as a Percent of Base Salary	2016 Exec CIP Target as a Percent of Base Salary
Lawrence M. Raffone	100%	100%
Raymond J. Sims	66%	66%
Christopher L. Jones	175%	185%
Paul A. Gamble(1)	86%	95%
Gina M. Cruse	45%	45%

(1)	Mr. Gamble also has a variable compensation opportunity under the EVP, Distribution and Institutional Services Sales Compensation Plan, as described below.

2016 Application of the Executive CIP. In February 2016, after discussion and consultation with Company management, our compensation committee determined metrics and weighting for the 2016 Executive CIP. The compensation committee approved the following structure for the 2016 Executive CIP.

2016 Executive CIP Design
Measure	Weighting
NMFRR	20%
CMFRR	20%
Adjusted EBITDA	25%
TMFS NNA from new enrollees	10%
TMFS Integration	25%

65% of the 2016 Executive CIP is based on the same metrics as the 2015 Executive CIP — NMFRR, CMFRR and Adjusted EBTIDA — although the Adjusted EBITDA metric is now subject to an adjustment for all acquisition-related expenses (including expenses related to the TMFS acquisition) that would not otherwise be excludable as a nonrecurring item under GAAP or the Executive CIP’s other enumerated performance adjustments.

35% of the 2016 Executive CIP is based on the successful integration and operation of The Mutual Fund Store, in order to incent and reward the performance of our NEOs in blending the acquired business with our ongoing operations. The two, new TMFS-related metrics are:

•	Net new assets (“NNA”), defined as assets generated from new enrollees into the TMFS retail business.

•	Integration Scorecard, defined by the Board of Directors and management, including integration-related strategic measures.

The 2016 Executive CIP is intended to meet the requirements of Section 162(m) of the Internal Revenue Code to preserve the deductibility of payments. If the 2016 Adjusted EBITDA threshold performance level is met, then the maximum bonus of 150% of each NEO’s individual target will be funded and available for award. Thereafter, the compensation committee will use negative discretion to adjust the actual bonus payment based on the results achieved on each of the five 2016 Executive CIP metrics listed above.

EVP Distribution and Institutional Services Sales Compensation Plan. Our EVP, Distribution and Institutional Services is also compensated by a cash performance program that rewards him based upon revenues expected to be generated from new sponsor contracts and the annualized fees generated from new enrollees into the Company’s professional management program during the year. The metrics of the program are as follows:

•	Contract Revenue (CR), defined as the estimated aggregate net revenue to the Company expected in the first twelve months following the date services are available under the applicable contract, based upon projected managed account fees and/or platform fees and related fees, as applicable.

•	Gross YTD Enrollment MFRR (GYTDEMFRR), defined as the annualized fees generated from new enrollees into the professional management program during the fiscal year, generated from campaigns, workplace integration and other ongoing enrollment, excluding cancellations with the exception of any member enrollment and cancellation occurring within the same campaign period, and excluding New MFRR generated from IRAs.

For 2015, the sales program metrics were weighted evenly at 25%, with the 2015 Executive CIP making up the other 50% of Mr. Gamble’s total variable compensation. The 2015 CR goal was set at $15,572,000, which would produce an incentive payout of $150,000 annually. The 2015 GYTDEMFRR goal was set at $36,498,792, which would produce an incentive payout of $150,000 annually. For 2015, the CR goal was not met, and the GYTDEMFRR goal was met at 119%, producing an incentive payout of 59.5% or $178,028 when pro-rated based upon the date that Mr. Gamble joined the Company. When the EVP, Distribution and Institutional Services Compensation Plan is combined with Mr. Gamble’s 2015 Executive CIP goals, Mr. Gamble had a total variable compensation opportunity of 172% of his base pay for 2015.

For 2016, after discussion and consultation with Company management, the compensation committee determined to maintain the same metrics for the EVP, Distribution and Institutional Services Sales Compensation Plan but to modify the weighting such that both metrics are weighted equally at 23.72%, with the 2016 Executive CIP making up the other 52.57% of Mr. Gamble’s total variable compensation. This produces a total variable compensation opportunity of 181% of base pay for Mr. Gamble in 2016. In March 2016, the compensation committee established annual goals for the CR and GYTDEMFRR metrics, each of which will produce an incentive payout of $150,000 annually if met at target.

Equity Awards. We grant equity awards to our current and newly-hired executive officers, including NEOs, to enable them to share in our success and to reinforce a corporate culture that aligns employee interests with stockholder interests. Equity awards granted under our 2009 Stock Incentive Plan are a key element of our normal, ongoing compensation program. One-time awards were granted under the 2013-2017 LTIP to our existing executives in 2013 and to newly-hired executives in 2014, but no further 2013-2017 LTIP awards were made after the end of 2014.

Current Ongoing Equity Grant Practices. It has been our practice to periodically grant equity awards to employees, including executives, in recognition of performance, as an incentive tool and for retention purposes. Equity awards are determined as part of the total compensation awarded to employees, taking into account base salary and cash incentive plan payout potential.

In addition to the factors described above under “Competitive Determinations,” the compensation committee also takes into consideration the value of equity awards previously granted, existing equity ownership of each executive officer, total unvested value for each executive officer, and the potential dilution and accounting costs of long-term equity awards.

Since 2011, annual grants have consisted of a mix of stock options and RSUs to our continuing executive officers, including the NEOs, as a way to balance risk and reward with retention. We believe that offering both stock options and RSUs has greater retentive value than either instrument issued separately and reduces the focus on short-term improvements in share price due to an over emphasis on stock options. We also continue to believe that stock options are an effective means to focus the NEOs on delivering long-term value to stockholders because options only have value to the extent that our stock increases in value from the grant date over time, while RSUs reward and retain the NEOs by offering them the opportunity to receive shares of our stock on the date the restrictions lapse. Our 2009 Stock Incentive Plan does not contain mandated vesting periods or minimum required vesting periods for employee or executive equity awards.

The non-qualified stock options have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The options will vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the vesting commencement date and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The options will have a term of ten years and are subject to other terms set forth in the standard form of Stock Option Agreement. The restricted stock units will vest over four years, with 25% vesting annually on the anniversary of the vesting commencement date, subject to additional vesting and other terms that may apply as set forth in the standard form of RSU Agreement.

Beginning in November 2011, our standard stock option and RSU award agreements provide for accelerated vesting of a portion of the award upon the occurrence of specified events. In February 2016, the compensation committee approved a new executive severance change in control policy (the “2016 Executive Severance and Change in Control Policy”), which provides for full acceleration of vesting upon the occurrence of specified events for equity awards granted to our executive officers at that time and thereafter, including the February 2016 equity award grants discussed below. The circumstances under which our outstanding awards may accelerate vesting are described below under “Potential Payments Upon Termination or Change in Control.” The 2016 Executive Severance and Change in Control Policy and the agreements to be entered into thereunder are not intended to cause acceleration of any performance equity award or payment with respect to any bonus amount to the extent such equity award or bonus arrangement itself provides for specific treatment in connection with a change in control, such as the change in control vesting parameters specified by the 2013-2017 LTIP that are illustrated below under “Potential Payments upon Termination or Change in Control.”

2015 Equity Decisions. Because of the late 2014 CEO transition, equity awards which would have been made in February of 2015 during a normal cycle, were made three months early, in November 2014. These grants replaced the grants that would normally have been made in February 2015, and no grants were made in February 2015. For Mr. Raffone, the November 2014 grant was intended to recognize his promotion to CEO. For the other two NEOs employed at the time, grants were made in connection with the CEO transition to create alignment across the executive team, promote continuity and to provide additional recognition and compensation during the first CEO transition in Company history. The Company returned to a normal annual grant cycle in 2016.

In connection with their hiring, Mr. Gamble and Ms. Cruse both received new-hire equity awards in 2015 intended to give these executives an initial stake in the Company as well as to compensate them for their 2015 service. Ms. Cruse received equity grants with 47% of the grant value in stock options and 53% of the grant value in RSUs upon joining our Company in March 2015. Mr. Gamble received equity grants with 50% of the grant value in stock options and 50% of the grant value in RSUs upon joining our Company in April 2015. Mr. Gamble’s RSU award vests in two annual installments.

2016 Equity Awards. In February 2016, our compensation committee returned to our normal grant cycle for executive officers. Equity awards were approved in the ratio of 50% RSUs and 50% options for each of our NEOs. Because we have insufficient shares remaining available for grant in our 2009 Stock Incentive Plan, these awards were approved contingent upon receiving stockholder approval of an increase in the number of shares reserved for issuance under our 2009 Stock Incentive Plan at the Annual Meeting, as further discussed in the “New Plan Benefits” section under Proposal 3. The awards are to be granted on the first Friday after receipt of stockholder approval at the Annual Meeting, which is anticipated to be May 20, 2016, assuming stockholder approval of the proposed share increase under the 2009 Stock Incentive Plan, and will have a vesting commencement date of February 26, 2016. The options will have an exercise price equal to the closing price of our common stock on the grant date. The compensation committee approved a target equity value for each NEO. The number of RSUs was calculated by dividing the RSU target value by the closing price per share of our common stock on February 26, 2016. The number of shares subject to the options will be determined by dividing the target value of the option, as approved by the compensation committee, by the Black-Scholes value of such option as of the grant date, calculated based on the greater of the closing price per share of our common stock on the grant date and $20.

2013-2017 Long-Term Incentive Program. The 2013-2017 LTIP is a one-time program under which PSU grants were made in 2013 and 2014. The 2013-2017 LTIP is designed with aggressive performance metric targets to drive revenue growth and maximize profitability over a long-term period. Grants of 2013-2017 LTIP PSUs are eligible to be earned based on both (i) our Company performance; sixty percent (60%) based on performance during 2013-2015 (the 3-year period) and forty percent (40%) based on performance during 2013-2017 (the 5-year period) and (ii) the executive’s continued service to the Company through the applicable performance period. The circumstances under which our outstanding 2013-2017 LTIP PSUs may accelerate vesting are described below under “Potential Payments Upon Termination or Change in Control.” The percentage of the target PSU award earned for each of the 3-year and 5-year performance periods will be based on our achievement of the metrics below.

•

Market Adjusted MFRR is assigned a weighting of 67%, and is defined as annualized fees which would be generated from managed or advised assets or from financial planning services over the following 12 months, including fees from enrollees into the Professional Management program, and excluding platform fees, set up fees and consulting fees. The actual annualized fees will be market adjusted to eliminate the impact of market gain or loss. We believe that this metric motivates executives to drive revenue growth while adjusting for the effects of the market over time. It is weighted more heavily to reflect our priorities as a growth company. This metric differs from the NNMFRR measure used in the Executive CIP because it measures all assets and adjusts for market effects whereas the Executive CIP focuses solely on net new assets acquired during the year without adjusting for market changes. The target represents a magnitude of growth in excess of our Executive CIP targets and excludes any benefit from market increases over the performance periods.

•	Adjusted EBITDA Margin is assigned a weighting of 33% and is defined as net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock compensation expense for the applicable fiscal year, divided by revenue for that fiscal year. This metric reflects the elements of profitability that can be most directly impacted by employees. We believe that this metric motivates executives to focus on profitable growth. It differs from Adjusted EBITDA used in the Executive CIP because it requires increased profitability over a multi-year timeframe rather than a single, annual dollar target.

If the minimum performance percentages of the internally-established goals are not achieved, no PSUs will vest. In both the 3- and 5-year performance cycles, the minimum achievement for either metric produces a vesting potential of 60%, 100% achievement produces 100% vesting potential, increasing to a maximum of 140% vesting with 120% or more achievement.

Actual 2013-2015 LTIP Achievement. On February 11, 2016 the compensation committee certified achievement under the 2013-2015 LTIP performance period. For the 3-year performance cycle, the minimum achievement percentage that produces a payout for Market Adjusted MFRR is 80%; actual achievement was 72.4%; resulting in no payout for this metric. The minimum achievement percentage that produces a payout for Adjusted EBITDA Margin is 85.7%; actual achievement was 88%; resulting in 66.4% payout for this metric. Based upon the actual achievement, the PSUs allocated to the 3-year performance cycle vested on January 1, 2016 at 22.1% for plan participants, resulting in a grant of 14,164 shares for Mr. Raffone; 5,673 shares for Mr. Sims; and 7,281 shares for Mr. Jones. Mr. Gamble and Ms. Cruse are not LTIP participants.

2013-2017 LTIP Achievement. Achievement under the full 5-year performance cycle will be calculated in 2018. For the 2013-2017 full performance cycle, the minimum achievement percentage for each of the Market Adjusted MFRR and Adjusted EBITDA Margin is 80% and the maximum achievement percentage is 120% for all participants, which produces the maximum of 140% vesting.

Assessment of Risk

The compensation committee annually reviews the elements of NEO compensation to determine whether any portion of the overall program encourages excessive risk taking. The compensation committee’s current assessment is that although the majority of compensation provided to our NEOs is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. The compensation committee believes that the design of these compensation programs encourages our NEOs to remain focused on both short-term and long-term strategic goals. Safeguards integrated into the Company’s compensation practices include: (1) the balance of short-term and long-term incentive compensation; (2) the use of time-based vesting criteria in long-term incentive awards to align holders’ interests with the Company’s prospects; (3) the use of multiple performance metrics in the annual cash incentive plan, each linked to overall Company progress as opposed to narrow targets; (4) the limitation of maximum payouts under both our short-term and our long-term performance-based awards programs; (5) the limitation on annual awards under the Company’s equity incentive plan; and (6) the reservation of compensation committee negative discretion to reduce amounts payable under the short-term and long-term performance-based awards programs.

Benefits

We provide the following benefits to our executives on the same basis as provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment;

•	a 401(k) plan, with Company match and our Professional Management services; and

•	employee assistance plan.

Stock Ownership, Holding or Retention Guidelines

There are currently no equity ownership, holding or retention requirements or guidelines that our NEOs or other employees must meet or maintain.

Policy Against Hedging

Our Insider Trading and Communications Policy prohibits employees from engaging in any form of hedging transactions in our stock, pledging our stock as collateral for a loan, trading in our securities on a short-term basis, purchases of our securities on margin, short sales of our securities and buying or selling puts or calls, or their equivalent positions, on our securities. The Insider Trading and Communications Policy further provides that we will not arrange for cashless exercises of stock options and sets forth the principle that any of our securities purchased in the open market by an employee should be held for a minimum of six months.

Policy Regarding the Timing of Equity Awards

The compensation committee and senior management manage our stock option grant policies to align with governing regulations and good corporate practice. Subsequent to our initial public offering, we have considered the timing of stock option grants to executive officers in relation to the release of material non-public information. We also consider the timing of stock option grants or other equity awards in relation to our compensation packages as a whole. Beginning in 2013, we have made and intend to make executive equity awards in the first quarter of the year, following the release of our previous year-end earnings, to better align the level of equity grants with full fiscal-year performance of our Company and the executive officers. The compensation committee made an exception to this timing for the grants made in November 2014, which coincided with the appointment of Mr. Raffone as CEO and were made in lieu of the grants that would normally have been made in February 2015.

Absent any major corporate events, the annual equity grants for both non-executives and executives will occur during an open trading window for our Company stock under our Insider Trading and Communications Policy, although the compensation committee, in its sole discretion, may determine to make the grants at a different time. Stock option grants or other equity awards to executives and other employees may also be made at other times of the year as the compensation committee feels is necessary for competitive or retention purposes, or for newly-hired executives or employees.

Policy Regarding Restatements

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments, or “clawbacks”, following later restatements of financial results. Under those circumstances, our Board or compensation committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement, including the requirements of the Sarbanes-Oxley Act of 2002 and any policies adopted by our Board or compensation committee pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. This deduction limitation does not apply to certain types of compensation that qualify as performance-based compensation under Section 162(m). As a public company, we will generally consider whether a form of compensation will be deductible under Section 162(m) in determining executive compensation, though other factors will also be considered. The compensation committee may authorize compensation payments that do not comply with the exemptions to Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Financial Engines under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with Financial Engines’ management. Based on this review and these discussions, the compensation committee recommended to the Board of Directors of Financial Engines that the Compensation Discussion and Analysis be included in Financial Engines’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted on March 21, 2016, by the members of the compensation committee of the Board of Directors:

Mr. Paul G. Koontz, Chairperson

Mr. Blake R. Grossman

Mr. Robert A. Huret

Mr. Michael E. Martin

Dr. John B. Shoven

EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table sets forth compensation earned for services rendered in all capacities to us for the years ended December 31, 2015, 2014 and 2013 for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2015, whom we refer to in this Proxy Statement as the NEOs.

Name & 2015 Principal Position	Year	Salary	Bonus	Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)	Total
Lawrence M. Raffone	2015	$450,000	—	$—		$—	$375,930		$10,600	$836,530
President and CEO	2014	$343,750	—	$1,725,171		$3,252,420	$177,895		$7,800	$5,507,036
	2013	$325,000	—	$4,646,694	(5)	$—	$401,659		$7,650	$5,381,003	(4)
Raymond J. Sims	2015	$340,000	—	$—		$—	$187,464		$10,600	$538,064
Executive Vice President,	2014	$297,850	—	$935,143		$1,397,630	$73,629		$7,800	$2,712,052
Chief Financial Officer and Chief Risk Officer	2013	$277,440	—	$1,861,293	(5)	$—	$150,868		$7,650	$2,297,251	(4)
Christopher L. Jones	2015	$405,000	—	$—		$—	$592,090		$10,600	$1,007,690
Executive Vice President,	2014	$351,625	—	$1,210,173		$1,808,682	$217,304		$7,800	$3,595,584
Investment Management and Chief Investment Officer	2013	$323,250	—	$2,388,732	(5)	$—	$381,636	(6)	$7,650	$3,101,268	(4)
Paul A. Gamble Executive Vice President Distribution and Institutional Services(7)	2015	$258,686	$75,000	$863,849		$824,849	$363,879	(8)	$10,347	$2,396,610
Gina M. Cruse	2015	$230,000	—	$225,013		$208,488	$86,464		$9,200	$759,165
Executive Vice President, Human Resources(9)

(1)	Consists of options, RSUs or PSUs. The value of the equity awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2014, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a date in the future when a stock award vests or a stock option is exercised.
(2)	Represents amounts paid pursuant to our Executive CIP, except for Mr. Gamble.
(3)	Represents amounts paid as a 401(k) match.
(4)	Includes the grant date fair value of the 2013-2017 LTIP PSUs. Consistent with SEC disclosure requirements, the Company is reflecting the full target value of the award in the year of the LTIP grant. Actual achievement for the 3-year performance cycle is described under “Principal Elements of Executive Compensation — 2013-2017 Long-Term Incentive Program.”
(5)	Represents the grant date fair value of the target achievement level of 2013-2017 LTIP PSUs, which are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions. The value of the equity awards is based on the fair value of the award as of the grant date of $43.59 per share calculated in accordance with ASC 718, excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2015, for the assumptions made in determining ASC 718 values. Based upon grant date fair value, the maximum potential values of the PSUs eligible for vesting under the program would be as follows: Mr. Sims $2,605,810; Mr. Raffone $6,505,372; and Mr. Jones $ 3,344,225. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions.
(6)	Includes a $65,800 reduction because the threshold achievement level for his Individual Performance factor metric as established by the compensation committee was not achieved.
(7)	Mr. Gamble was not employed by the Company in 2014 and 2013, so his compensation is not shown.
(8)	Represents $178,028 payment under the EVP, Distribution and Institutional Services Sales Compensation Plan and $185,851 payment under the Executive CIP.
(9)	Ms. Cruse was not employed by the Company in 2014 and 2013, so her compensation is not shown.

2015 Grants of Plan-Based Awards

					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)
Name and 2015 Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Lawrence M. Raffone		$225,000	$450,000	$900,000
President and CEO

Raymond J. Sims		$170,000	$340,000	$680,000
Executive Vice President, Chief Financial Officer and Chief Risk Officer

Christopher L. Jones		$354,375	$708,750	$1,417,500
Executive Vice President, Investment Management and Chief Investment Officer

Paul A. Gamble		$111,370	$222,740	$445,480
Executive Vice President Distribution and Institutional Services	05/13/2015				21,105(3)	58,383	$40.90	$1,688,043

Gina M. Cruse		$51,543	$103,086	$206,172
Executive Vice President, Human Resources	03/04/2015				5,560	14,327	$40.70	$433,502

(1)	Reflects the value of the potential payout targets at 50%, 100% and 200% of target incentive levels, pursuant to the annual award program under our Executive CIP. 2015 targets were set on November 5, 2014 for each NEO with the exception of Ms. Cruse, whose potential payout target was set by the compensation committee on February 25, 2015, and Mr. Gamble, whose potential payout target was set by the compensation committee on March 16, 2015. Actual payout amounts under this plan for 2015 are disclosed in the 2015 Summary Compensation Table.
(2)	Actual payout of these awards, if any, are determined by the compensation committee after the end of the performance period depending on whether the performance criteria set forth in the cash incentive plan were met. Please see “Compensation Discussion and Analysis” for disclosure regarding material terms of the Executive CIP. Amounts for Mr. Gamble and Ms. Cruse are pro-rated for their respective dates of hire.
(3)	Mr. Gamble’s new hire RSU award vests in two annual installments.

Narrative to 2015 Summary Compensation Table and Grants of Plan-Based Awards

Please see “Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2015 Summary Compensation Table and the 2015 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis section also describes the equity awards. Except as otherwise noted, all option awards vest over four years with 1/4th of the shares subject to the option vesting on the first anniversary of the vesting commencement date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The RSUs generally vest over four years, with 25% vesting annually. Mr. Gamble’s new hire RSU award vests in two annual installments.

2015 Outstanding Equity Awards at Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2015.

	Option Awards(1)				Stock Awards
Name and 2015 Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Lawrence M. Raffone	18,667	—	$7.50	9/19/2016
President and CEO	89,640	—	$6.51	11/11/2018
	87,485	—	$7.99	11/9/2019
	39,420	—	$21.39	11/18/2021
	53,480	15,900	$26.22	11/16/2022
	14,982	17,706	$55.96	2/26/2024
	63,936	172,138	$31.43	11/10/2024
					51,254	(5)	$1,725,722	42,640	$1,858,678

Raymond J. Sims	6,420	—	$21.39	11/18/2021
Executive Vice President, Chief Financial Officer and Chief Risk Officer	8,764	10,336	$26.22	11/16/2022
	9,433	11,149	$55.96	2/26/2024
	24,154	65,030	$31.43	11/10/2024
					25,482	(6)	$857,979	17,080	$744,517

Christopher L. Jones	186	—	$7.50	9/19/2016
Executive Vice President, Investment Management and Chief Investment Officer	12,515	—	$7.99	11/9/2019
	44,985	—	$7.99	11/9/2019
	39,420	—	$21.39	11/18/2021
	37,439	11,131	$26.22	11/16/2022
	12,207	14,428	$55.96	2/26/2024
	31,257	84,157	$31.43	11/10/2024
					32,495	(7)	$1,094,107	21,920	$955,493

Paul A. Gamble	—	58,383	$40.90	5/13/2025
Executive Vice President Distribution and Institutional Services					21,105	(8)	$710,605	—	$—

Gina M. Cruse	—	14,237	$40.47	3/3/2025
Executive Vice President, Human Resources	—				5,560	(9)	$187,205	—	$—

(1)	Except as otherwise noted, all option awards listed in the table vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the vesting commencement date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years
(2)	Calculated using the closing price of our common stock as of December 31, 2015 of $33.67.
(3)	Reflects the potential number of shares at the target level that are eligible to vest on January 1 following the end of the 5-year performance period, upon the achievement of specified performance conditions for 2013-2017 LTIP PSUs. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions. Please see “Compensation Discussion and Analysis” for disclosure regarding material terms of the 2013-2017 LTIP.
(4)

Represents the grant date fair value of the target achievement level of 2013-2017 LTIP PSUs, which are eligible to vest on January 1 following the end of the 5-year performance period upon the achievement of specified performance conditions. The value of the equity awards is based on the fair value of the award as of the grant date, which is $43.59 per share for each of our NEOs who hold these PSUs. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2015, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions.
(5)	Reflects 37,090 aggregate RSUs that vest over four years, with 25% vesting annually on the anniversary of the vesting commencement date. Reflects 14,164 shares earned with respect to the 3-year performance period under the 2013-2017 LTIP PSUs that vest January 1, 2016.
(6)	Reflects 19,809 aggregate RSUs that vest over four years, with 25% vesting annually on the anniversary of the vesting commencement date. Reflects 5,673 shares earned with respect to the 3-year performance period under the 2013-2017 LTIP PSUs that vest January 1, 2016.
(7)	Reflects 25,214 aggregate RSUs that vest over four years, with 25% vesting annually on the anniversary of the vesting commencement date. Reflects 7,281 shares earned with respect to the 3-year performance period under the 2013-2017 LTIP PSUs that vest January 1, 2016.
(8)	Reflects RSUs that vest over two years, with 50% vesting annually on the anniversary of the vesting commencement date.
(9)	Reflects RSUs that vest over four years, with 25% vesting annually on the anniversary of the vesting commencement date.

2015 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired by each NEO during 2015 upon exercise of options and vesting of restricted stock units.

	Option Awards		Stock Awards
Name and Current Position	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Lawrence M. Raffone	10,000	$378,027	16,346	$577,946
Chief Executive Officer and President

Raymond J. Sims	29,000	$535,073	9,888	$348,524
Executive Vice President, Chief Financial Officer and Chief Risk Officer

Paul A. Gamble	—	$—	—	$—
Executive Vice President, Distribution and Institutional Services

Christopher L. Jones	74,722	$2,439,527	11,790	$417,840
Executive Vice President, Investment Management and Chief Investment Officer

Gina M. Cruse	—	$—	—	$—
Executive Vice President of Human Resources

(1)	Value realized is based on the market value of our common stock on the date of exercise minus the exercise price.
(2)	Value realized is based on the market value of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

Employment and Consulting Agreements.

Raffone Offer Letter. Our offer letter to Mr. Raffone, our President and CEO, provided for certain change of control benefits if his employment is involuntarily terminated during the 12-month period commencing 30 days prior to a change in control. Under the terms of his offer letter, any unvested options held by him that would otherwise have vested during the one-year period following the date of termination will become vested on the termination date. As discussed further below, the change in control benefits under Mr. Raffone’s offer letter are intended to be superseded by the 2016 Executive Severance and Change in Control Policy and the terms of the agreement to be entered into between Mr. Raffone and our Company thereunder.

Bunch Employment Agreement. Effective February 1, 2016, Mr. Bunch, our Executive Vice President, Financial Engines, entered into an employment agreement with our subsidiary The Mutual Fund Store. As negotiated as part of the employment agreement, in order to induce him to join our combined company, Mr. Bunch was awarded an option with a Black-Scholes grant date value of approximately $1.5 million and a RSU with a grant date value of approximately $1.5 million. Pursuant to his employment agreement, if Mr. Bunch is involuntarily terminated at any time, he is entitled to 50% of his then current salary and his prior year annual bonus. If Mr. Bunch’s involuntary termination occurs during the period beginning two months prior to a change in control and ending 12 months thereafter, he will be entitled to the foregoing benefits as well as fully accelerated vesting of his initial option and RSU grants. It is currently anticipated that any change in control benefits with respect to Mr. Bunch will be governed by his employment agreement and will not be superseded by the 2016 Executive Severance and Change in Control Policy. These severance benefits are contingent on Mr. Bunch entering into a release of claims and adherence to certain restrictive covenants.

Effective February 2016, the compensation committee approved a new severance program for our executive officers. Further information is provided below under the heading “2016 Executive Severance and Change in Control Policy.”

2009 Stock Incentive Plan. Our NEOs’ outstanding stock option and RSU awards are subject to certain equity vesting acceleration provisions under our form agreements. Prior to November 18, 2011, the form of Stock Option Agreement used for our NEOs provided for accelerated vesting if the executive officer was involuntarily terminated within two months prior to a change in control of our Company or involuntarily terminated within 12 months following a change in control of our Company. Under the new form of Stock Option Agreement and the form of RSU Award Agreement, pursuant to which awards were made on or after November 18, 2011, if a NEO or any other employee holding such an outstanding grant is involuntarily terminated within 12 months following a change in control of our Company or upon the death or permanent and total disability (as defined in the 2009 Stock Incentive Plan) of the NEO or such other employee, then the vesting of the award will accelerate with respect to the number of shares that would have vested within the 12 months following the change in control, death or permanent and total disability, as the case may be. A change in control for these purposes is as defined in the 2009 Stock Incentive Plan. This acceleration is not conditioned upon a release of claims.

Pursuant to the awards made on and after November 18, 2011, “Involuntary Termination” means, following a change in control and without the awardee’s express written consent: a relative, material diminution of the awardee’s authority, duties, position or responsibilities; a material reduction in the awardee’s base salary or bonus opportunity; the relocation of the awardee’s principal place of employment by more than fifty (50) miles; or any purported termination of the awardee’s service which is not effected for cause. In the event of a termination under the conditions described above, other notice and remedy provisions also apply. A termination due to death or disability shall not be considered an Involuntary Termination.

2013-2017 LTIP. PSU awards under the 2013-2017 LTIP are subject to potential vesting acceleration upon the occurrence of a change in control during the applicable NEO’s employment term. A change in control for these purposes is as defined in the 2009 Stock Incentive Plan. The target PSUs may vest based on the ratable percentage of the performance period that has passed as of the change in control date. To avoid penalizing executives as the result of a change in control, the 2013-2017 LTIP contains change in control thresholds and targets for the performance metrics that are lower than the achievement metrics for the plan under regular conditions. If the performance goals have not been met at the applicable metric threshold, the PSUs will be earned at 50% of the applicable target. PSU vesting above the level of 50% is subject to the achievement of certain pre-established performance thresholds and targets as of the last day of the fiscal year preceding the change in control. Any PSUs that could be earned upon a change in control would vest and be settled upon the change in control, subject to the participant’s continued employment through the closing of the change in control. Any PSUs that were not earned and vested upon the change in control would be automatically terminated without payment.

Termination and Change of Control Table

For each of the NEOs, the table below estimates the amount of compensation that would be paid in the event that a change of control of our Company occurred and PSU awards were earned pursuant to the terms of the 2013-2017 LTIP as described above, and with regards to the RSUs and options, that the executive is terminated without cause or involuntarily terminated as described above, or in cases of death or disability. The amounts shown for RSUs and options assume that each of the terminations was effective December 31, 2015.

Potential payments are calculated using the closing price of our common stock of $33.67 as of December 31, 2015, the last business day of our last completed fiscal year.

Potential Payments upon Change in Control

Name	2015 Position	2013-2017 LTIP(1)	RSUs and Options
Lawrence M. Raffone	President and CEO	$1,253,365	$733,921
Raymond J. Sims	Executive Vice President, Chief Financial Officer and Chief Risk Officer	$502,020	$392,805
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	$644,275	$477,458
Paul A. Gamble	Executive Vice President, Distribution Institutional Services	N/A	$355,320
Gina M. Cruse	Executive Vice President, Human Resources	N/A	$46,801

(1)	Represents the hypothetical value of potential payouts under the provisions of the 2013-2017 LTIP assuming that a change in control occurred on December 31, 2015. As of December 31, 2014, we determined that certain performance criteria for our 2013-2017 LTIP PSUs were improbable of achievement and accordingly reversed a portion of the stock-based compensation expense previously recognized related to these certain criteria. Actual stock awards vested as a result of the 2013-2015 LTIP performance period achievement are shown in the 2015 Option Exercises and Stock Vested table.

2016 Executive Severance and Change in Control Policy

In February 2016, the compensation committee approved the terms of the 2016 Executive Severance and Change in Control Policy for our executive officers, including each of the NEOs. If the NEO is terminated by the Company without cause, or terminates his or her employment for good reason outside of the change in control period, as those terms will be defined in the executive officer’s severance and change in control agreement (“CIC agreement”), he or she is entitled to the following benefits: (i) six months of base salary (12 months for Mr. Raffone) and (ii) six months of Company-paid health and welfare benefits continuation from the termination date (12 months for Mr. Raffone).

If the NEO is terminated by the Company without cause, or terminates his or her employment for good reason within the change in control period, as those terms will be defined in the executive officer’s CIC agreement, he or she is entitled to the following benefits: (i) 12 months of base salary (18 months for Mr. Raffone); (ii) cash severance equal to 100% of his or her target bonus in the year of termination (150% for Mr. Raffone); (iii) 12 months of Company-paid health and welfare benefits continuation from the termination date; (iv) 100% accelerated vesting of all outstanding equity awards (provided that target-level vesting shall continue for performance awards) granted on or after February 11, 2016; and (v) extended exercise rights for outstanding stock option awards granted on or after February 11, 2016 through the one-year anniversary of the termination or the remaining term of the option, if shorter. The target bonus referenced above is intended to correspond to the target amounts under the Executive CIP.

The foregoing benefits are contingent upon the execution by the executive officer of a full release of claims against the Company and any of its affiliates.

The 2016 Executive Severance and Change in Control Policy and the CIC agreements to be entered into thereunder are not intended to cause acceleration of any performance equity award or payment with respect to any bonus amount to the extent such equity award or bonus arrangement itself provides for specific treatment in connection with a change in control, such as the change in control vesting parameters specified by the Company’s option and RSU grant agreements entered into prior to February 11, 2016 and the 2013-2017 LTIP that are illustrated above under “— Potential Payments upon Termination or Change in Control.”

As of March 21, 2016, the Company had not yet entered into CIC agreements with the NEOs.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Financial Engines under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Financial Engines’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Financial Engines’ independent accountants and reviewing their reports regarding Financial Engines’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Financial Engines’ management is responsible for preparing Financial Engines’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Financial Engines’ management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Financial Engines’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Financial Engines and its management, including the matters in those written disclosures. Additionally, the audit committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The audit committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The audit committee has discussed with Financial Engines’ internal and independent registered public accountants, with and without management present, their evaluations of Financial Engines’ internal accounting controls and the overall quality of Financial Engines’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Financial Engines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Respectfully submitted on February 11, 2016 by the members of the audit committee of the Board of Directors:

Ms. Heidi K. Fields, Chairperson

Mr. Joseph A. Grundfest

Mr. Robert A. Huret

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The audit committee, which is composed entirely of independent directors, has selected KPMG LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2016. Our Board has endorsed this appointment. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Financial Engines and its stockholders. KPMG LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2013, 2014 and 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Required Vote

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment.

Our Board recommends a vote FOR the ratification of KPMG LLP as our independent registered public accountants.

Principal Accounting Fees and Services

Aggregate fees for professional services rendered for us by KPMG LLP for the years ended December 31, 2014 and 2015, were as follows, all of which were approved by the audit committee:

Services Provided	2014	2015
Audit Fees	$1,578,000	$1,619,300
Audit-Related Fees	$85,000	$385,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,663,000	$2,004,300

Audit Fees. The aggregate fees billed for the years ended December 31, 2014 and 2015 were for professional services rendered for the audits of our consolidated financial statements, reviews of our interim consolidated financial statements, services rendered in connection with our SEC filings and other matters related to SEC rules and regulations.

Audit-Related Fees. The aggregate fees billed for the year ended December 31, 2014 were for professional services related to our Service Organization Controls 2 reports. The aggregate fees billed for the year ended December 31, 2015 were for professional services related to our Service Organization Controls 2 reports and diligence related to the acquisition of The Mutual Fund Store.

Tax Fees. For the fiscal years ended December 31, 2014 and 2015, there were no fees billed by KPMG LLP for professional services rendered under “Tax Fees” above.

All Other Fees. For the fiscal years ended December 31, 2014 and 2015, there were no fees billed by KPMG LLP for professional services rendered under “All Other Fees” above.

Audit Committee Pre-Approval Policies and Procedures

The audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

PROPOSAL 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR

2009 STOCK INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR

ISSUANCE THEREUNDER

We are asking our stockholders to approve the amendment and restatement of our 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 9.5 million shares from 8,760,527 shares to 18,260,527 shares, add to the available metrics for awards designed to be “performance-based compensation” exempt from the tax deduction limitations of Section 162(m), impose a $500,000 limit on awards to non-employee directors in any 12-month period, increase the maximum aggregate amount of cash payable under awards intended to qualify as “performance-based compensation” to $5,000,000, and extend the plan’s term to March 20, 2026. All other provisions of the 2009 Stock Incentive Plan will remain in full force and effect. On March 21, 2016, our Board approved the amendment and restatement of the 2009 Stock Incentive Plan, which, subject to stockholder approval, approved the increase set forth above, and we are seeking stockholder approval for these changes. Certain option and RSU awards identified under the “New Plan Benefits” heading below were approved by the compensation committee in February 2016, contingent on the stockholders approving the amended and restated 2009 Stock Incentive Plan at the Annual Meeting.

We established the 2009 Stock Incentive Plan on November 18, 2009, and it became effective immediately prior to our initial public offering on March 16, 2010. The 2009 Stock Incentive Plan was subsequently amended and restated by our Board on December 31, 2010, December 8, 2011 and February 14, 2013, March 18, 2014, and was most recently amended and restated on March 21, 2016. The purpose of the 2009 Stock Incentive Plan is to promote our long-term success and the creation of stockholder value by (a) encouraging our employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications, and (c) linking our employees, outside directors and consultants directly to stockholder interests through increased stock ownership. The 2009 Stock Incentive Plan authorizes the issuance of options to purchase shares of common stock and the grant of restricted shares, stock units and stock appreciation rights and cash-based awards.

Broad-based equity compensation is an essential and long-standing element of our culture and success. It continues to be critical to attracting and retaining the most talented employees and consultants. The table below sets out historical share usage under our 2009 Stock Incentive Plan for each of the last two fiscal years and through March 21, 2016.

	2014	2015	2016 YTD(1)
Stock Options
Grants	1,645,477	1,115,109	398,737
Forfeitures	(198,323)	(317,781)	(20,472)
RSUs and PSUs
Grants	561,181	363,388	451,928
Forfeitures	(224,927)	(90,676)	(138,525)
Net Shares Granted(2)	1,783,408	1,070,040	691,668
Net Shares Counted Against Plan(3)	2,090,605	1,313,800	952,084
Weighted Average Common Shares Outstanding	51,944,042	51,695,336	61,630,258
Burn Rate (Net)	4.0%	2.5%	1.5%

(1)	Reflects RSUs and options granted or approved for new non-executive hires, TMFS non-executive employees, and a new member of the board of directors. Does not include 2016 approved grants to executive officers or other key employees that were made contingent upon stockholder approval of the amended and restated 2009 Stock Incentive Plan.
(2)	Reflects actual net shares granted.

(3)	Reflects net shares counted against the pool of shares available for grant, using the applicable fungible share ratios of 1.72 shares for every one RSU granted from February 14, 2013 to March 18, 2014, and 1.8 for every one RSU share granted on March 18, 2014 to March 21, 2016, and 1.9 shares for every one RSU for grants that were approved to be granted on or after March 21, 2016.

Share Request

The Board believes that the number of shares remaining available for issuance under the 2009 Stock Incentive Plan is inadequate to achieve the purpose of the 2009 Stock Incentive Plan to promote our long-term success and create stockholder value. Stockholders approved an additional 2 million shares for our 2009 Stock Incentive Plan at the 2014 Annual Meeting of Stockholders. We had anticipated returning to the stockholders for additional shares in 2016; an estimate that has proven accurate. The size of the request is important to support the business and attract and retain top talent. In particular there are a number of factors that drive the importance of this request.

•	Competitive Employment Markets. Equity practices have grown increasingly competitive in the technology talent markets and geographic areas, in particular Silicon Valley, where we seek new employee hires and compete to retain employees. We compete with financial services companies, which heavily reward employees with equity, and with high-growth software and internet companies. New employees expect to receive equity as part of their new-hire package and our established ongoing employees expect annual awards.

•	Growing Employee Base. In 2014, when we last requested additional shares for the stock pool, our employee base stood at approximately 440. During 2014 and 2015, we expanded our workforce to serve our growing sponsor and member base. In 2016, we completed the acquisition of The Mutual Fund Store, or TMFS. As of February 1, 2016, we employed approximately 830 people nationally. Based upon our internal projections, we expect that number to reach approximately 1,000 employees by the time of the 2018 annual meeting of stockholders when we next anticipate requesting shares. Going forward, our growing company will have a greatly increased need for equity to motivate and retain our employees. In addition to new-hire and retention grants, we desire the flexibility to structure equity performance programs to drive achievement of key company metrics.

•	Awards Granted for 2016 TMFS Acquisition. With the acquisition of TMFS in early 2016, we welcomed over 300 new employees; growing our headcount by over 56%. In keeping with our past compensation practices, all of the new non-executive employees received initial stock grants from the 2009 Stock Incentive Plan. There were no publicly-registered equity plans acquired as part of the TMFS transaction, because the acquired entities were privately-held. For this acquisition, the grants were made in the form of RSUs, with a few exceptions for higher-level employees who received options as well. Our new non-employee Board member, Mr. Martin, was entitled to an automatic 25,000 share option grant upon joining our Board.

•	Executive and Director Retention. In order to conserve the remaining shares in our available grant pool for new hires and promotions, in February 2016 the compensation committee approved the annual awards for our executives (with the exception of Mr. Bunch) contingent upon stockholder approval of additional shares for our 2009 Stock Incentive Plan. If this approval is not received, we will have insufficient shares available for our 2016 executive awards and may have insufficient shares for the 2016 annual non-employee director awards, which are made on the day following the Annual Meeting. We believe that the inability to use stock-based compensation would adversely affect our ability to attract, retain and reward the employees and directors who contribute to our long-term success.

Our management believes that the additional 9.5 million shares requested with this Proposal 3 will be sufficient for at least two years’ worth of equity grants under our current compensation program, depending upon our stock price over time and broader business dynamics. We therefore anticipate returning to the stockholders for additional shares in 2018, but we may elect to do so sooner if our growth plan accelerates or other conditions merit requesting more shares. We believe equity incentive compensation is a critical component to our compensation practices and allows us to incent our employees and more closely align their efforts with the creation of long-term stockholder value. In order to continue with our equity compensation practices, we feel it is important for stockholders to approve the proposed increase in shares available for grant under our 2009 Stock Incentive Plan.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under the 2009 Stock Incentive Plan as of February 29, 2016:

Total shares underlying outstanding options	4,761,006
Weighted average exercise price of outstanding options	$30.35
Weighted average remaining contractual life of outstanding option, in years	7.45
Total shares underlying outstanding unvested incentive stock awards, RSUs and PSUs	1,368,852
Total shares currently available for grant (options, stock awards, RSUs and PSUs)	410,647

Summary of the 2009 Stock Incentive Plan

The following summary of the material features of the 2009 Stock Incentive Plan is qualified by reference to the terms of the 2009 Stock Incentive Plan, the full text of which is attached to this Proxy Statement as Appendix A in substantially the form in which it will take effect if this Proposal 3 is approved by the stockholders. The 2009 Stock Incentive Plan has also been filed electronically with the Securities and Exchange Commission together with this Proxy Statement, and can be accessed on the SEC’s website at www.sec.gov.

If stockholder approval of this proposal is not obtained, no additional grants of options to purchase shares of common stock, stock appreciation rights, restricted shares or stock units under the 2009 Stock Incentive Plan in excess of those authorized for issuance prior to the amendment and restatement would be made.

Administration. The compensation committee of our Board administers the 2009 Stock Incentive Plan, including the determination of the recipient of an award, the number of shares subject to each award, whether an option is to be classified as an incentive stock option or nonstatutory option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting or duration of the award.

At the discretion of our Board, the compensation committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, or solely of two or more “outside directors” within the meaning of Section 162(m). Our Board may appoint one or more separate committees of our Board, each consisting of one or more members of our Board, to administer the 2009 Stock Incentive Plan with respect to employees who are not subject to Section 16 of the Exchange Act. Subject to applicable law, our Board may also authorize one or more officers to designate employees, other than employees who are subject to Section 16 of the Exchange Act, to receive awards under the 2009 Stock Incentive Plan and/or determine the number of such awards to be received by such employees subject to limits specified by our Board.

Eligibility. Our officers and employees and those of our subsidiaries are eligible to participate in the 2009 Stock Incentive Plan. Our directors and other persons that provide consulting services to us and our subsidiaries and affiliates are also eligible to participate in the 2009 Stock Incentive Plan. The term subsidiary is used in this summary to refer to any corporation, if we or one or more other subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. The term affiliate is used in this summary to refer to any entity other than a subsidiary, we or one or more subsidiaries own not less than 50% of such entity. As of February 1, 2016, approximately 11 executive officers, 820 employees, and nine non-employee directors were eligible to be considered for the grant of awards under the 2009 Stock Incentive Plan. Although consultants are eligible to receive awards under the 2009 Stock Incentive Plan, our current consulting arrangements do not provide for any equity awards.

Automatic Grants to Directors. A non-employee director is automatically granted an initial option to purchase 25,000 shares upon becoming a member of our Board. The options granted to non-employee directors will have a per-share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant. On the first business day following each of our regularly-scheduled annual meetings of stockholders, each non-employee director is automatically granted an RSU award with a value of $200,000, rounded up to the nearest whole share, provided the director has served on our Board for at least six months. The initial option vests and becomes exercisable pursuant to the same schedule generally applicable to employees, which is currently: vesting over four years, with 1/4th of the shares subject to the option vesting on the and the remainder vesting in equal monthly installments thereafter over the subsequent three years. Until 2016, the annual RSU has vested pursuant to the same schedule generally applicable to employees: 1/4th of the shares vesting on each anniversary of the date of grant. Beginning with the grants to non-employee directors made in connection with this Annual Meeting, the vesting period of the non-employee director RSUs will be reduced such that the annual automatic grant will vest evenly over three years for the 2016 grant, over two years for the 2017 grant, and in one year for years 2018 and beyond, subject to continued service. These options and RSU will become fully vested if a change in control occurs.

Cap on Non-Employee Director Equity. As amended and restated on March 21, 2016, the 2009 Stock Incentive Plan limits equity awards granted to a non-employee director in in any 12-month period to $500,000 in grant date fair value (as determined in accordance with ASC 718). Based on the closing price of our common stock on December 31, 2015, the maximum RSU authorized under this limit would cover 14,850 shares. The above-described option for 25,000 shares granted to a non-employee director in his or her first year of service is excluded from such $500,000 limit. The $500,000 annual limit exceeds the value of our past and present automatic grants to non-employee directors described above. The limit is intended to provide a reasonable degree of flexibility to the non-employee director compensation program over the remainder of the 2009 Stock Incentive Plan’s term as deemed appropriate in order to remain competitive in the market.

Authorized Shares. Under the 2009 Stock Incentive Plan, 8,760,527 shares of our common stock are currently authorized for issuance, and if the stockholders approve this Proposal 3, 18,260,527 shares would be available for issuance. In addition, shares originally reserved for issuance under our 1998 Stock Plan but which are not subject to outstanding options on the effective date of the 2009 Stock Incentive Plan, and shares subject to outstanding options under our 1998 Stock Plan on the effective date of the 2009 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, up to a number of additional shares not to exceed an aggregate of 2,000,000 shares will again become available for awards under the 2009 Stock Incentive Plan. As of February 2016, there are no shares available for grant under the 1998 Stock Plan.

Shares subject to awards granted under the 2009 Stock Incentive Plan that expire unexercised, are forfeited or terminated before being exercised or settled, or are not delivered to the participant because such award is settled in cash will again become available for issuance under the 2009 Stock Incentive Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation related to an award will not again become available for issuance under the 2009 Stock Incentive Plan, and the full number of shares subject to a stock appreciation right settled by the issuance of shares shall be counted against the number of shares available for award under the 2009 Stock Incentive Plan, regardless of the number of shares actually issued upon settlement of the stock appreciation right. In addition, any shares granted in connection with stock options or stock appreciation rights will reduce the shares remaining available for issuance under the 2009 Stock Incentive Plan on a one-for-one basis. Shares granted in connection with stock unit or restricted share awards on or after February 14, 2013 and before March 18, 2014, are counted against this limit as 1.72 shares for every one share granted. Shares granted in connection with such share awards granted on or after March 18, 2014 are counted against this limit as 1.8 shares for every one share granted. If this Proposal 3 is approved, shares granted in connection with stock unit or restricted share awards on or after March 21, 2016 will be counted against this limit as 1.9 shares for every one share granted. Forfeitures of stock unit or restricted share awards will be credited back to the 2009 Stock Incentive Plan at the same ratio as they were granted.

No participant in the 2009 Stock Incentive Plan can receive option grants or stock appreciation rights for more than an aggregate of 500,000 shares in any calendar year, except in the participant’s first year of employment in which the participant may receive stock options or stock appreciation rights for up to an aggregate of 1,000,000 shares. With respect to stock unit or restricted share awards intended to qualify as “performance-based compensation” under Section 162(m), no participant may receive awards under the 2009 Stock Incentive Plan that relate to an aggregate of more than 500,000 shares in any calendar year, or more than two times this amount in the first year of employment. If this Proposal 3 is approved, the maximum aggregate amount of cash that may be payable under cash-based awards intended to qualify as “performance-based compensation” granted to a participant under the 2009 Stock Incentive Plan in any calendar year will increase from $1,000,000 to $5,000,000.

The closing price for our common stock on The NASDAQ Global Select Market as of February 29, 2016, was $24.40 per share.

Types of Awards

•	Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2009 Stock Incentive Plan, incentive stock options and nonstatutory options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to any holder of more than 10% of the voting shares of our Company must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. No incentive stock option can be granted to an employee if as a result of the grant, the employee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000, based on the value of the stock on the date of grant. The stock option agreement specifies the date when all or any installment of the option is to become exercisable. Our option agreements have generally provided that 1/4th of the total number of shares subject to the option will vest and become exercisable 12 months after the vesting commencement date, and the remaining options will vest and become exercisable at a rate of 1/48th of the total number of shares subject to the option each month thereafter subject to continued service. Each stock option agreement sets forth the term of the options, which is prohibited from exceeding 10 years (five years in the case of an incentive stock option granted to any holder of more than 10% of our voting shares), and the extent to which the optionee will have the right to exercise the option following termination of the optionee’s service with the Company. Payment of the exercise price may be made in cash or cash equivalents or, if provided for in the stock option agreement evidencing the award, (i) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (ii) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (iii) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (iv) by delivering a full-recourse promissory note, (v) by having the Company withhold shares issuable upon exercise pursuant to a “net exercise,” or (vi) by any other form that is consistent with applicable laws, regulations and rules.

•	Restricted Stock. Restricted stock is a share award that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Participants who are granted restricted stock awards generally have all of the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting. Subject to the terms of the 2009 Stock Incentive Plan, the compensation committee will determine the terms and conditions of any restricted stock award, including any vesting arrangement, which will be set forth in a restricted stock agreement to be entered into between us and each recipient. Restricted stock may be awarded for such consideration as the compensation committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes or future services or services rendered prior to the award (without a cash payment by the recipient).

•	Restricted Stock Units. RSUs give recipients the right to acquire a specified number of shares of stock at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the compensation committee and as set forth in a restricted stock unit agreement. Unlike restricted stock, the stock underlying RSUs will not be issued until the RSUs have vested and are settled, and recipients of stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. However, at the discretion of the compensation committee, any stock unit may entitle the holder to be credited with an amount equal to all cash dividends paid on one share of our common stock while the stock unit is outstanding, subject to the vesting conditions applicable to the underlying stock units. The compensation committee may elect to settle vested RSUs in cash or in common stock or in a combination of cash and common stock. Subject to the terms of the 2009 Stock Incentive Plan, the compensation committee will determine the terms and conditions of any RSU award, which will be set forth in a restricted stock unit agreement to be entered into between us and each recipient.

•	Stock Appreciation Rights. Stock appreciation rights may be granted independently or in combination with an award of stock options. Stock appreciation rights typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the award. The exercise price of a stock appreciation right will be determined by the compensation committee, which shall not be less than the fair market value of our common stock on the date of grant. The compensation committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.

•	Cash-Based Awards. The compensation committee may grant cash-denominated awards in such amounts and upon such terms as the committee may determine. Payment with respect to a cash-based award may be made in cash or in shares, as the compensation committee determines.

•	Performance Based Awards. The compensation committee may grant stock unit and restricted share awards and cash-based awards that are intended to qualify as “performance-based compensation” exempt from the tax deduction limitations of Section 162(m).

To qualify as “performance-based compensation,” the number of shares or other benefits granted, issued, retainable or vested under an award shall be subject to the attainment of pre-established, objective performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the individual or to us as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, or on the basis of any other specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, and subject to specified adjustments, in each case as specified by the compensation committee in the award: All such objective performance goals must be specified in the 2009 Stock Incentive Plan and must be approved by our stockholders. This Proposal 3 includes a request for stockholder approval of two new performance criteria that have been identified as important for internal management objectives and will be available for future awards:

•	Cancellation amounts or rates;

•	Assets under contract;

As amended and restated the 2009 Stock Incentive Plan would enable the compensation committee to grant awards designed to qualify as performance-based compensation that are based on any one or more of the following performance criteria:

•	cash flow;

•	earnings per share;

•	adjusted earnings per share (adjusted net income divided by the weighted average of dilutive common share equivalents outstanding);

•	earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	adjusted EBITDA (net income before interest, taxes, depreciation, and amortization (internal use software, direct response advertising, and commissions), and non-cash stock-based compensation expense);

•	EBITDA margin (EBITDA/total revenue);

•	adjusted EBITDA margin (adjusted EBITDA/total revenue);

•	income or net income;

•	adjusted net income (net income before non-cash stock-based compensation expense, net of tax and other specified items);

•	return on equity;

•	total stockholder return;

•	share price performance;

•	return on capital;

•	return on assets or net assets;

•	revenue;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin or profit margin;

•	return on operating revenue;

•	return on invested capital;

•	market segment shares;

•	costs;

•	expenses;

•	regulatory body approval (including without limitation for commercialization of a product);

•	implementation or completion of critical projects, including acquisition integration;

•	management fee run rate, or MFRR (annualized fees which would be generated from managed or advised assets or from financial planning services over the following twelve months or other specified period, including those generated from enrollees into the professional management program, but excluding platform fees, set up fees and consulting fees);

•	market adjusted MFRR;

•	new MFRR;

•	net new MFRR (new MFRR net of voluntary cancellations);

•	cancellation amounts or rates;

•	assets under contract;

•	assets under management;

•	asset retention rates;

•	sales or other contract revenue;

•	number of media impressions;

•	customer satisfaction;

•	economic value added measurements;

•	sales pipeline; or

•	employee turnover.

The compensation committee may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following:

•	asset write-downs;

•	litigation or claims judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•	any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or described in managements’ discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year;

•	the dilutive and/or accretive effects of acquisitions or joint ventures;

•	the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;

•	the effects of stock based compensation; and

•	costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles.

The compensation committee may also assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture.

The compensation committee shall determine the qualifying performance criteria not later than the 90th day of the performance period, and shall determine and certify, for each participant, the extent to which the qualifying performance criteria have been met. The compensation committee may not in any event increase the amount of compensation payable under the 2009 Stock Incentive Plan upon the attainment of a pre-established qualifying performance goal to a participant who is a “covered employee” within the meaning of Section 162(m).

Amendment and Termination. As amended and restated, the 2009 Stock Incentive Plan terminates on March 20, 2026. Our Board may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

Plan Features. Under the 2009 Stock Incentive Plan:

•	Unless the agreement evidencing an award expressly provides otherwise, no award granted under the plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), other than by will or the laws of descent and distribution.

•	In the event of a recapitalization, stock split or similar capital transaction, we will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2009 Stock Incentive Plan, including the limitations on awards given to an individual participant in any calendar year and the number of nonstatutory stock options automatically granted to outside directors and other adjustments in order to preserve the benefits of outstanding awards under the 2009 Stock Incentive Plan.

•	Generally, if we merge with or into another corporation, we will provide for full exercisability or vesting and accelerated expiration of outstanding awards or settlement of the intrinsic value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards unless the awards are continued if we are the surviving entity, or are assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity.

•	If we are involved in an asset acquisition, stock acquisition, merger or similar transaction with another entity, the compensation committee may make awards under the 2009 Stock Incentive Plan by the assumption, substitution or replacement of awards granted by another entity. The terms of such assumed, substituted or replaced awards will be determined by the compensation committee, in its discretion.

Promotion of Good Corporate Governance Practices. The 2009 Stock Incentive Plan also includes a number of responsible corporate governance provisions. These include, but are not limited to, the following:

•	No Discounted Options. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	No Evergreen Provision. In 2013 we discontinued the “evergreen” provision which automatically added additional shares to the plan each year.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the compensation committee of our Board.

•	No Tax Gross-ups. The 2009 Stock Incentive Plan does not provide for any tax gross-ups.

Summary of Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2009 Stock Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code of 1986, as amended. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by our Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code of 1986, as amended.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Non-Qualified Stock Options. Options not designated or qualifying as incentive stock options will be non-qualified stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a non-qualified stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to our Company with respect to the grant of a non-qualified stock option or the sale of the stock acquired pursuant to such grant.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards. There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Cash-Based Awards. A participant will generally recognize income upon the settlement of a cash-based award equal to the amount of cash received and the fair market value of any unrestricted shares received.

Section 409A: Section 409A of the Internal Revenue Code of 1986, as amended, or Section 409A, provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2009 Stock Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for our Company

We generally will be entitled to a tax deduction in connection with an award under the 2009 Stock Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income. Section 162(m) limits our compensation deduction to $1,000,000 paid in any tax year to any “covered employee” as defined under Section 162(m). This deduction limitation does not apply to certain types of compensation that qualify as performance-based compensation. The 2009 Stock Incentive Plan permits, but does not require, us to grant performance-based awards under the plan that qualify for the exemption from the tax deduction limitation. If, and to the extent that, the 2009 Stock Incentive Plan payments satisfy the requirements of Section 162(m) and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

New Plan Benefits

The number of awards that an employee, director or consultant may receive under the 2009 Stock Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. Although, it is not generally possible to determine the number, amount and type of future awards to be received by or allocated to eligible named executive officers, non-employee directors and other employees as a result of the proposed amendment and restatement, the 2009 Stock Incentive Plan provides for automatic annual RSU grants to our continuing non-employee directors, and the compensation committee approved in February 2016 and March 2016 certain option and RSU grants to our executive officers and to two other key employees that are contingent on stockholder approval of the amendment and restatement of the 2009 Stock Incentive Plan. The non-employee director RSU grants will be granted shortly after the annual meeting and will vest in annual installments evenly over three years subject to continued service.

The contingent grants will, if the stockholders approve this Proposal 3, be granted on the first Friday after the Annual Meeting, which is anticipated to be May 20, 2016. All such contingent options and RSUs will vest over four years from February 26, 2016 subject to continued service, with the options to vest with respect to 25% of the covered shares after one year and to vest with respect to 1/48 of the covered shares each month thereafter and the RSUs to vest with respect to 25% of the covered shares each year. The options will have an exercise price equal to 100% of the closing price on the grant date and will expire ten years after the grant date, subject to earlier termination. The number of shares subject to the options will be determined by dividing the target value of the option, as approved by the compensation committee, by the Black-Scholes value of such option as of the grant date, calculated based on the greater of the closing price per share of our common stock on the grant date and $20. If stockholders do not approve the amendment and restatement of the 2009 Stock Incentive Plan at the Annual Meeting, the contingent options and RSUs for the executive officers and the employees other than executive officers that are identified below will not be granted. The following table illustrates a “pro forma” approximation of the foregoing non-employee director and contingent awards under the 2009 Stock Incentive Plan.

Name of Individual or Group	Dollar Value of Stock Options ($)	Number of shares subject to Stock Options (#)(1)	Dollar Value of Restricted Stock Units ($)(2)	Number of shares subject to Restricted Stock Units (#)(3)
Lawrence M. Raffone, President and CEO	2,100,000	249,064	2,083,784	85,401
Raymond J. Sims, Executive Vice President, Chief Financial Officer and Chief Risk Officer	550,000	65,231	545,755	22,367
Christopher L. Jones, Executive Vice President, Investment Management and Chief Investment Officer	1,000,000	118,602	992,275	40,667
Paul A. Gamble, Executive Vice President Distribution and Institutional Services	600,000	71,161	595,384	24,401
Gina M. Cruse, Executive Vice President, Human Resources	300,000	35,581	297,704	12,201
All executive officers, as a group	4,362,500	523,330	4,328,901	177,414
All directors who are not executive officers, as a group	—	—	1,400,000	57,372
All employees who are not executive officers, and consultants, as a group	519,989	61,672	414,125	16,972

(1)	The pro forma dollar values shown in the above table are based on an assumed value of $24.40 per share, which was the closing market price for our common stock on February 29, 2016. The number of shares subject to each grant will be based on the quotient of the dollar value of the stock option divided by the grant date value of a single option, as such option value is calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. Grants to our executives will be calculated using the greater of the closing price per share of our common stock on the grant date and $20. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2015, for the assumptions made in determining ASC 718 values.
(2)	The grant date dollar value of each contingent grant to an executive officer, non-employee director or other employee will be the number of RSUs times the closing market price for our common stock on the grant date. The pro forma dollar values shown in the above table are based on an assumed value of $24.40 per share, which was the closing market price for our common stock on February 29, 2016.
(3)	The number of shares subject to each RSU grant will be based on the grant value divided by the closing market price for our common stock on the grant date. The pro forma share counts shown in the above table are based on an assumed value of $24.40 per share, which was the closing market price for our common stock on February 29, 2016.

Required Vote

Approval of the amendment and restatement of the 2009 Stock Incentive Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment and restatement of the 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder.

Interests of Directors

In considering the recommendation of our Board with respect to the approval of the amended and restated 2009 Stock Incentive Plan, stockholders should be aware that the members of our Board have certain interests, which may present them with conflicts of interest in connection with this proposal. As discussed above, directors are eligible to receive awards under the 2009 Stock Incentive Plan and therefore the directors and/or their successors may benefit from the proposed increase in the 2009 Stock Incentive Plan’s aggregate share limit. For more information about equity grants to our directors, see “2015 Director Compensation” above.

Our Board recommends a vote “FOR” the approval of the amendment and restatement of the 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder.

EQUITY COMPENSATION PLAN INFORMATION

as of December 31. 2015

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	5,506,632	(1)	$30.65	(2)	1,362,731	(3)
Equity compensation plans not approved by security holders	—		$—		—

Total	5,506,632		$30.65		1,362,731

(1)	Consists of 4,399,815 options outstanding granted under the 1998 Stock Plan and 2009 Stock Incentive Plan, 814,817 RSUs and 292,000 PSUs granted under the 2009 Stock Incentive Plan.
(2)	Weighted average exercise price for outstanding options only.
(3)	The 1,362,731 shares reserved for issuance under the 2009 Stock Incentive Plan represents shares available for grant as of December 31, 2015. The 2009 Stock Incentive Plan provides for the grant of options to purchase shares of common stock as well as the grant of restricted stock, stock appreciation rights and stock units. The number of shares reserved for issuance under the 2009 Stock Incentive Plan is increased from time to time in an amount equal to the number of shares subject to outstanding options under the 1998 Stock Plan that are subsequently forfeited or terminate for any other reason before being exercised and unvested shares that are forfeited pursuant to the 1998 Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2015.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2017 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 5, 2016. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2017 annual meeting of stockholders will be ineligible for presentation at the 2017 annual meeting of stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Financial Engines at the principal executive offices of Financial Engines. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Financial Engines stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089, or call our Investor Relations department at (408) 498-6040 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Lewis E. Antone, Jr.

Acting General Counsel and Secretary

Sunnyvale, California

April 4, 2016

Financial Engines’ 2015 Annual Report to Stockholders has been mailed with this Proxy Statement. We will provide copies of our Annual Report on Form 10-K and exhibits thereto, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Financial Engines, Inc. at 1050 Enterprise Way, 3 rd Floor, Sunnyvale, California 94089, Attention: Investor Relations. The request must include a representation by the stockholder that as of March 21, 2016, the stockholder was entitled to vote at the Annual Meeting.

Appendix A

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

(Approved by Stockholders on [May 17, 2016])

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

A-i

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

A-ii

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

A-iii

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on November 18, 2009, and became effective on March 16, 2010, immediately prior to the closing of the initial offering of Stock to the public pursuant to a registration statement filed by the Company with the Securities and Exchange Commission (the “Effective Date”). The Plan was amended and restated effective December 31, 2010 to amend the vesting provisions for grants to Outside Directors under Section 4(b), effective December 8, 2011 to further amend the provisions for grants to Outside Directors under Section 4(b), and effective February 14, 2013 to qualify awards under the Plan for the performance-based compensation exemption under Section 162(m) of the Code, and in certain other respects. The Plan was further amended and restated effective March 18, 2014 to increase the authorized Share limit under the Plan, to amend certain automatic grants to Outside Directors as well as to amend the ratio at which Shares previously subject to Stock Units or Restricted Share Awards again become available for future grants under the Plan. The Plan was most recently amended and restated effective March 21, 2016 (“Restatement Effective Date”) subject to stockholder approval in order to, among other changes, increase the authorized Share limit under the Plan and impose a limit on grants to Outside Directors.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

SECTION 2. DEFINITIONS.

(a) “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

(c) “Award Agreement” shall mean the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.

(d) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(e) “Cash-Based Award” shall mean an Award that entitles the Participant to receive a cash-denominated payment.

(f) “Change in Control” shall mean the occurrence of any of the following events:

(i)	A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)	Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii)	Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv)	The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (d)(i) above, the term “look-back” date shall mean the later of (1) the Effective Date or (2) the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (d)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2(d) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission for the initial offering of Stock to the public.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Committee” shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

(i) “Company” shall mean Financial Engines, Inc., a Delaware corporation.

(j) “Consultant” shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor (not including service as a member of the Board of Directors) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

(k) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(n) “Fair Market Value” with respect to a Share, shall mean the market price of one Share, determined by the Committee as follows:

(i)	If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)	If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; and

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(o) “ISO” shall mean an employee incentive stock option described in Section 422 of the Code.

(p) “Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(q) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(r) “Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.

(s) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(t) “Participant” shall mean a person who holds an Award.

(u) “Performance Based Award” shall mean any Restricted Share Award, Stock Unit Award or Cash-Based Award granted to a Participant that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(v) “Plan” shall mean this 2009 Stock Incentive Plan of Financial Engines, Inc., as amended from time to time.

(w) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

(x) “Restricted Share” shall mean a Share awarded under the Plan.

(y) “SAR” shall mean a stock appreciation right granted under the Plan.

(z) “Service” shall mean service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.

(aa) “Share” shall mean one share of Stock, as adjusted in accordance with Section 12 (if applicable).

(bb) “Stock” shall mean the Common Stock of the Company.

(cc) “Stock Unit” shall mean a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash) on a future date in accordance with the provisions of a Stock Unit Award Agreement.

(dd) “Stock Unit Agreement” shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

(ee) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(ff) “Total and Permanent Disability” shall mean any permanent and total disability as defined by Section 22(e)(3) of the Code.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by the Board or a Committee appointed by the Board. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy (i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

(b) Committee for Non-Officer Grants. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and may determine all terms of such grants. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

(c) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing (including via email) by all Committee members, shall be valid acts of the Committee.

(d) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	To interpret the Plan and to apply its provisions;

(ii)	To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii)	To adopt, amend or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	To determine when Awards are to be granted under the Plan;

(vi)	To select the Participants to whom Awards are to be granted;

(vii)	To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)	To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the agreement relating to such Award;

(ix)	To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)	To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; and

(xv)	To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all

Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

(e) Cancellation and Re-grant of Stock Awards. Notwithstanding any contrary provision of the Plan, neither the Board nor any Committee, nor their designees, shall have the authority to: (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price thereof, or (ii) cancel outstanding Options or SARs with an Exercise Price above the current Fair Market Value per Share in exchange for another Option, SAR or other Award or for cash, unless the stockholders of the Company have previously approved such an action or such action relates to an adjustment pursuant to Section 12.

SECTION 4. ELIGIBILITY.

(a) General Rule. Only common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, Stock Units, Nonstatutory Options or SARs.

(b) Automatic Grants to Outside Directors.

(i)	Each Outside Director who first joins the Board of Directors on or after December 8, 2011, and who was not previously an Employee, shall receive a Nonstatutory Option, subject to approval of the Plan by the Company’s stockholders, to purchase 25,000 Shares (subject to adjustment under Section 12) on the date of his or her election to the Board of Directors. The Shares subject to each Option granted under this Section 4(b)(i) shall vest and become exercisable on substantially the same terms and conditions as Options granted to employees at the time of grant under this Section 4(b)(i), subject to the Committee’s discretion. As of December 8, 2011, that vesting is as follows: Twenty-five percent (25%) of the Shares subject to each Option granted under this Section 4(b)(i) shall vest and become exercisable on the first anniversary of the date of grant. The balance of the Shares subject to such Option (i.e. the remaining seventy-five percent (75%)) shall vest and become exercisable monthly over a 3-year period beginning on the day which is one month after the first anniversary of the date of grant, at a monthly rate of 2.0833% of the total number of Shares subject to such Option. Notwithstanding the foregoing, each such Option shall become vested if a Change in Control occurs with respect to the Company during the Outside Director’s Service.

(ii)	On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the annual meeting occurring after March 18, 2014, each Outside Director who was not elected to the Board for the first time at such meeting and who will continue serving as a member of the Board of Directors thereafter shall receive Stock Units with respect to a number of Shares equal to the quotient of (1) $200,000 divided by (2) the Fair Market Value of a Share on the date of grant, rounded up to the nearest whole Share, provided that such Outside Director has served on the Board of Directors for at least six months. The Stock Units granted under this Section 4(b)(ii) shall vest in equal annual installments linked to the date of the Company’s annual meeting of stockholders, which vesting will occur over the following periods of Service measured from the grant date: for grants prior to the Restatement Effective Date, over four (4) years of Service; for grants after the Restatement Effective Date and during 2016, over three (3) years of Service; for grants during 2017, over two (2) years of Service; and for grants during and after 2018, over one (1) year of Service. Notwithstanding the foregoing, each Stock Unit granted under this Section 4(b)(ii) shall become vested if a Change in Control occurs with respect to the Company during the Outside Director’s Service.

(iii)	The Exercise Price of all Nonstatutory Options granted to an Outside Director under this Section 4(b) shall be equal to 100% of the Fair Market Value of a Share on the date of grant, payable in one of the forms described in Section 8(a), (b) or (d).

(iv)	All Nonstatutory Options granted to an Outside Director under this Section 4(b) shall terminate on the earlier of (A) the day before the tenth anniversary of the date of grant of such Options or (B) the date twelve months after the termination of such Outside Director’s Service for any reason; provided, however, that any such Options that are not vested upon the termination of the Outside Director’s Service as a member of the Board of Directors for any reason shall terminate immediately and may not be exercised.

(v)	The grant date fair value of all Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan to any Outside Director as compensation for services as an Outside Director during any twelve (12)-month period may not exceed $500,000, provided that any automatic Nonstatutory Option granted to a new Outside Director pursuant to Section 4(b)(i) and any Award granted to an Outside Director in lieu of a cash retainer pursuant to Section 15(b) will be excluded from such limit.

(c) Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(d) Attribution Rules. For purposes of Section 4(c) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

(e) Outstanding Stock. For purposes of Section 4(c) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed 13,500,000 Shares, plus (x) any Shares subject to outstanding options under the Company’s 1998 Stock Plan (the “Predecessor Plan”) on the effective date of this Plan that are subsequently forfeited or terminated for any reason before being exercised, such number of additional Shares not to exceed an aggregate of 2,000,000 Shares, and (y) an annual increase on the first day of each fiscal year beginning in 2010 and continuing only through the fiscal year beginning in 2013, in an amount equal to the lesser of (i) 2,000,000 Shares, (ii) 4% of the outstanding Shares on the last day of the immediately preceding year or (iii) an amount determined by the Board (the “Absolute Share Limit”). Any Shares granted in connection with Options and SARs shall be counted against the Absolute Share Limit as one (1) Share for every one (1) Option or SAR awarded. Any Shares granted in connection with Stock Unit or Restricted Share Awards granted on or after February 14, 2013 but before March 18, 2014 shall be counted against this limit as 1.72 Shares for every one (1) Share granted in connection with such Award. Any Shares granted in connection with Stock Unit or Restricted Share Awards granted on or after March 18, 2014 but before the Restatement Effective Date shall be counted against this limit as 1.8 Shares for every one (1) Share granted in connection with such Award. Any Shares granted in connection with Stock Unit or Restricted Share Awards granted on or after the Restatement Effective Date shall be counted against this limit as 1.9 Shares for every one (1) Share granted in connection with such Award. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Section 162(m) Award Limitation. Notwithstanding any contrary provisions of the Plan, and subject to the provisions of Section 12, no Participant may receive Options or SARs under the Plan in any calendar year that relate to an aggregate of more than 500,000 Shares, and no more than two times this amount in the first year of employment.

(c) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then any Shares subject to the Award shall again become available for Awards under the Plan. Any Shares that again become available for future grants pursuant to this Section 5(c) shall be added back as one (1) Share if such Shares were subject to Options or SARs, and as either 1.72 Shares if such Shares were subject to other Stock Unit or Restricted Share Awards granted on or after February 14, 2013 but before March 18, 2014, or as 1.8 Shares if such Shares were subject to other Stock Unit or Restricted Share Awards granted on or after March 18, 2014 but before the Restatement Effective Date, or as 1.9 Shares if such Shares were subject to other Stock Unit or Restricted Share Awards granted on or after the Restatement Effective Date. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (a) Shares tendered or withheld by the Company in payment of the Exercise Price of an Option, or (b) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, and the full number of SARs granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such SAR. Notwithstanding the foregoing. the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed the Absolute Share Limit plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 5(c).

SECTION 6. RESTRICTED SHARES.

(a) Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Share Award Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Award Agreement. The Stock Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Stock Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each Stock Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in 4(c), and the Exercise Price of an NSO shall not be less 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Stock Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Award Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(c)). A Stock Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Stock Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) No Stockholder or Dividend Rights. A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including dividend rights) with respect to any Shares covered by his Option until the date of the issuance of such Shares. No adjustments shall be made, except as provided in Section 12. No dividend equivalents shall be payable with respect to Options.

(i) Modification, Extension and Renewal of Options. Within the limitations of the Plan, including Section 3(e) (which limits the cancellation and re-grant of stock awards without stockholder approval), the Committee may modify, extend or renew outstanding options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair his or her rights or obligations under such Option.

(j) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b) Surrender of Stock. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or his representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Net Exercise. To the extent that a Stock Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash other form of payment permitted under the Stock Option Award Agreement.

(g) Promissory Note. To the extent that a Stock Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h) Other Forms of Payment. To the extent that a Stock Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(i) Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Award Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR; provided that the term of a SAR shall in no event exceed 10 years from the date of grant. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

(f) Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification or Extension of SARs. Within the limitations of the Plan, including Section 3(e) (which limits the cancellation and re-grant of stock awards without stockholder approval), the Committee may modify, or extend outstanding SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.

(h) Voting and Dividend Rights. The holders of SARs shall have no rights as a stockholder (including dividend rights) with respect to any Shares covered by his SAR unless and until the date of the issuance of Shares in settlement of such SAR. No adjustments shall be made, except as provided in Section 12. No dividend equivalents shall be payable with respect to SARs.

SECTION 10. STOCK UNITS.

(a) Stock Unit Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A of the Code. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(f) Death of Participant. Any Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries. Each Participant of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Award Agreement.

SECTION 11. CASH-BASED AWARDS

The Committee may, in its sole discretion, grant Cash-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Committee determines.

SECTION 12. ADJUSTMENT OF SHARES.

(a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(i)	The number of Shares available for future Awards under Section 5;

(ii)	The limitations set forth in Sections 5(a) and (b) and Section 18(c)(v);

(iii)	The number of NSOs to be granted to Outside Directors under Section 4(b);

(iv)	The number of Shares covered by each outstanding Award; and

(v)	The Exercise Price under each outstanding Option and SAR.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A of the Code, such agreement shall provide for:

(i)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

(v)	Settlement of the intrinsic value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

Any acceleration of payment of an amount that is subject to Section 409A of the Code will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A.

(d) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets. In the event of any change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the occurrence of such event.

SECTION 13. DEFERRAL OF AWARDS.

(a) Committee Powers. Subject to compliance with Section 409A of the Code, the Committee (in its sole discretion) may permit or require a Participant to:

(i)	Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 15. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive Awards. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such Awards shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

(c) Number and Terms of Awards. The number of NSOs, SARs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such Awards shall also be determined by the Board.

SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 17. TAXES.

(a) Withholding Taxes. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the minimum legally required tax withholding, except to the extent such additional withholding does not result in adverse accounting treatment to the Company.

(c) Section 409A. Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 18. OTHER PROVISIONS APPLICABLE TO AWARDS.

(a) Transferability. Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 18(a) shall be void and unenforceable against the Company.

(b) Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution or replacement of stock options, stock appreciation rights, stock units or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). Notwithstanding any provision of the Plan (other than the maximum number of Shares that may be issued under the Plan), the terms of such assumed, substituted or replaced Awards shall be as the Committee, in its discretion, determines is appropriate.

(c) Qualifying Performance Criteria. The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals; provided, however, that in the case of any Performance Based Award, the following conditions shall apply:

(i)	The amount potentially available under a Performance Based Award shall be subject to the attainment of pre-established, objective performance goals relating to a specified performance period based on one or more of the following performance criteria: (a) cash flow, (b) earnings per share, (c) adjusted earnings per share (adjusted net income divided by the weighted average of dilutive common share equivalents outstanding), (d) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (e) adjusted EBITDA (net income before interest, taxes, depreciation, and amortization (internal use software, direct response advertising, and commissions), and non-cash stock-based compensation expense, (f) EBITDA margin (EBITDA/total revenue), (g) adjusted EBITDA margin (adjusted EBITDA/total revenue) (h) income or net income, (i) adjusted net income (net income before non-cash stock-based compensation expense, net of tax and other specified items), (j) return on equity, (k) total stockholder return, (l) share price performance, (m) return on capital, (n) return on assets or net assets, (o) revenue, (p) operating income or net operating income, (q) operating profit or net operating profit, (r) operating margin or profit margin, (s) return on operating revenue, (t) return on invested capital, (u) market segment shares, (v) costs, (w) expenses, (x) regulatory body approval (including without limitation for commercialization of a product), (y) implementation or completion of critical projects, including acquisition integration, (z) management fee run rate (“MFRR”) (annualized fees which would be generated from managed or advised assets or from financial planning services over the following twelve months or other specified period, including those generated from enrollees into the professional management program, but excluding platform fees, set up fees and consulting fees), (aa) market adjusted MFRR, (bb) new MFRR, (cc) net new MFRR (new MFRR net of voluntary cancellations), (dd) assets under management, (ee) asset retention rates, (ff) sales or other contract revenue, (gg) number of media impressions, (hh) customer satisfaction, (ii) economic value added measurements, (jj) sales pipeline, (kk) employee turnover, (ll) cancellation amounts or rates or (mm) assets under contract (“Qualifying Performance Criteria”), any of which may be measured either individually, alternatively or in any combination, applied to either the individual, the Company as a whole or to a business unit or subsidiary of the Company, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, or on the basis of any other specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, and subject to specified adjustments, in each case as specified by the Committee in the Award;

(ii)

Unless specified otherwise by the Committee at the time the performance goals are established or otherwise within the time prescribed by Section 162(m) of the Code, the Committee shall appropriately adjust the method of evaluating performance under a Qualifying Performance Criteria for a performance period as follows: (i) to exclude asset write-downs, (ii) to exclude litigation or claim judgments or settlements, (iii) to exclude the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) to exclude accruals for reorganization and restructuring programs, (v) to exclude any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or described in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) to exclude the dilutive and/or accretive effects of acquisitions or joint ventures, (vii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture, (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, (ix) to exclude the effects of stock based compensation; and (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles, in each case in compliance with Section 162(m);

(iii)	The Committee shall establish the applicable performance goals in writing and an objective method for determining the Award earned by a Participant if the goals are attained, while the outcome is substantially uncertain and not later than the 90th day of the performance period (but in no event after 25% of the period of service with respect to which the performance goals relate has elapsed), and shall determine and certify in writing, for each Participant, the extent to which the performance goals have been met prior to payment or vesting of the Award; and

(iv)	The Committee may not in any event increase the amount of compensation payable under the Plan upon the attainment of the pre-established performance goals to a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

(v)	The maximum aggregate number of Shares that may be subject to Performance Based Awards granted to a Participant in any calendar year is 500,000 Shares (subject to adjustment under Section 12), and no more than two times this amount in the first year of employment, and the maximum aggregate amount of cash that may be payable to a Participant under Performance Based Awards granted to a Participant in any calendar year that are Cash-Based Awards is $5,000,000.

(d) Recoupment. Notwithstanding any other provision of the Plan or any Award granted under the Plan, any recoupment or “clawback” policies adopted by the Committee pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law shall apply to Awards granted under the Plan and any Shares that may be issued pursuant to such Awards to the extent the Compensation Committee provides at the time the policy is adopted.

SECTION 19. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 20. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically on March 20, 2026, and may be terminated on any earlier date pursuant to Subsection (b) below.

(b) Right to Amend or Terminate the Plan. The Board of Directors may amend or terminate the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

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SECTION 21. EXECUTION.

To record the adoption of the Amended and Restated Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

FINANCIAL ENGINES, INC.

By	/s/ Raymond J. Sims

Name	Raymond J. Sims

Title	Chief Financial Officer

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

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Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Central Time) on May 16, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 Heidi K. Fields 02 Joseph A. Grundfest	03 Michael E. Martin	☐	Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as Financial Engines’ independent registered public accountants.				☐ For	☐ Against		☐ Abstain

3.	Approval of the amendment and restatement of the 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder.				☐ For	☐ Against		☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FINANCIAL ENGINES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 17, 2016

2:00 p.m. Pacific Time

Offices of Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Financial Engines 1050 Enterprise Way, 3rd floor Sunnyvale, CA 94089	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Financial Engines, Inc. on May 17, 2016.

The undersigned hereby constitute(s) and appoint(s) Lawrence M. Raffone, Raymond J. Sims and Lewis E. Antone, Jr., and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Financial Engines, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Financial Engines, Inc. to be held on May 17, 2016 and at any adjournments thereof, upon matters referred to in the Notice of the 2016 Annual Meeting of Stockholders of Financial Engines, Inc. and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

See reverse for voting instructions.